Exhibit 10.2

PURCHASE AGREEMENT

PATHEON INC.

– and –

JLL PARTNERS FUND V, L.P.

March 1, 2007

TABLE OF CONTENTS

ARTICLE 1
INTERPRETATION

1.1	Definitions	1
1.2	Construction	6
1.3	Knowledge	7
1.4	Schedules	7

ARTICLE 2
PURCHASE AND SALE OF PURCHASED SECURITIES

2.1	Issue and Sale of Purchased Securities	8
2.2	Payment	8

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1	Organization	8
3.2	Subsidiaries	8
3.3	Compliance with Laws and Licences	9
3.4	Capitalization	10
3.5	Authority and Non-Conflict	11
3.6	Consents and Approvals	11
3.7	Shareholder Rights Plan	12
3.8	Filings	12
3.9	Books and Records	12
3.10	Financial Statements	13
3.11	Absence of Certain Changes or Events	13
3.12	No Defaults	13
3.13	Rights of Other Persons	14
3.14	Real Property	14
3.15	Expropriation	14
3.16	Employee Matters and Benefits	14
3.17	Employment Agreements for Senior Officers	15
3.18	Litigation, Etc.	15
3.19	Environmental	16
3.20	Taxes	16
3.21	Insurance	17
3.22	Restrictions on Business Activities	17
3.23	Customers and Suppliers	17
3.24	Foreign Corrupt Practices Act	17

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.1	Organization	18
4.2	Authority and Non-Conflict	18

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4.3	Consents and Approvals	19
4.4	Securities Law Matters	19
4.5	Financing Arrangements	21

ARTICLE 5
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

5.1	Survival of Representations and Warranties	21

ARTICLE 6
COVENANTS

6.1	Investigation	21
6.2	Shareholder Approval	22
6.3	Election of Purchaser Representatives	22
6.4	Use of Proceeds	22
6.5	Exclusivity	22
6.6	Termination Fee and Alternative Transaction Fee	23
6.7	Reasonable Commercial Efforts	23
6.8	Securities Law Matters; TSX Listing	23
6.9	Restricted Share Units	24

ARTICLE 7
CLOSING CONDITIONS

7.1	Closing Conditions in Favour of the Purchaser	24
7.2	Closing Conditions in Favour of the Company	25

ARTICLE 8
CLOSING

8.1	Place of Closing	26
8.2	Certificate(s)	26

ARTICLE 9
INDEMNIFICATION

9.1	Indemnification by the Company	26
9.2	Indemnification by the Purchaser	27
9.3	Notice of Claim	27
9.4	Direct Claims	28
9.5	Third Party Claims	28
9.6	Settlement of Third Party Claims	28
9.7	Computation of Indemnifiable Losses	29
9.8	Co-operation	29
9.9	Monetary Limits on Indemnification	29
9.10	Exclusivity	29

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ARTICLE 10
TERMINATION

10.1	Termination	30
10.2	Effect of Termination	30
ARTICLE 11
GENERAL PROVISIONS

11.1	Further Assurances	30
11.2	Expenses	31
11.3	Brokers	31
11.4	Public Statements	31
11.5	Notices	32
11.6	Severability	33
11.7	Amendment	33
11.8	Waiver	33
11.9	Arbitration	33
11.10	Entire Agreement, Assignment and Governing Law	34
11.11	Construction	34
11.12	Counterparts	34

Schedule A TERMS OF CONVERTIBLE PREFERRED SHARES
Schedule B TERMS OF SPECIAL VOTING PREFERRED SHARES
Schedule C FORM OF INVESTOR AGREEMENT
Schedule D FORM OF EMPLOYMENT AGREEMENT AMENDING AGREEMENTS
Schedule E LEGEND
Schedule F CERTIFICATE FOR LEGEND REMOVAL

- iii -

PURCHASE AGREEMENT

THIS AGREEMENT made the 1st day of March, 2007.

B E T W E E N:

PATHEON INC.,

a corporation existing under the laws of Canada,

(hereinafter called the “Company”)

- and -

JLL PARTNERS FUND V, L.P.,

a limited partnership existing under the laws of the State of Delaware,

(hereinafter called the “Purchaser”).

WHEREAS, on the terms and conditions of this Agreement, the Company has agreed to issue and sell, and the Purchaser agreed to purchase, the Purchased Securities (as defined herein);

AND WHEREAS, as a condition of the Purchaser’s entering into this Agreement, each of the directors and Senior Officers of the Company, including Joaquín Viso (collectively, the “Voting Group”) has entered into a voting agreement, dated as of the date hereof, with Purchaser and the Company (the “Voting Agreement”), which agreement provides that, subject to the terms and conditions thereof, the members of the Voting Group party thereto will vote their Common Shares (as defined herein) at the Meeting (as defined herein) in favour of the resolutions required for the Shareholder Approval (as defined herein);

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties hereto hereby covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

Where used in this Agreement, unless there is something in the context or the subject matter inconsistent therewith, the following terms shall have the following meanings, respectively:

“1933 Act” means the United States Securities Act of 1933, as amended;

“affiliate” has the meaning given to that term in NI 45-106;

“Alternative Transaction” means a private placement or public offering (other than a rights offering for which no existing shareholder or third party investor, other than the Purchaser or any person acting jointly or in concert with the Purchaser, provides a standby commitment) of Preferred Equity Units or equity securities of the Company or other securities convertible into or exchangeable for such equity securities for aggregate gross proceeds to the Company in excess of $50 million or any acquisition of, or merger, consolidation, amalgamation or similar business combination involving, the Company;

“applicable laws” includes any federal, provincial, state, regional, municipal or local law, ordinances, rules, policies, guidelines, decrees, orders, authorizations, approvals, notices, licences, permits, directives or other requirements of any Governmental Authority having force of law;

“Benefit Plans” has the meaning set out in Section 3.16(c);

“Board” means the board of directors of the Company;

“business day” means any day other than a Saturday or Sunday or statutory holiday in Toronto or New York;

“CBCA” mean the Canada Business Corporations Act, as amended;

“Closing Date” means the date that is two (2) business days after the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to Closing set forth in Article 7 hereof, or such other date as may be mutually agreed upon by the Company and the Purchaser. The parties currently intend that the Closing Date will be April 20, 2007;

“Common Shares” means the common shares in the capital of the Company;

“Company Subsidiary” means a subsidiary of the Company;

“Confidentiality and Standstill Agreement” means the confidentiality and standstill agreement dated October 6, 2006 between the Company and the Purchaser;

“Contractual Consents” has the meaning set out in Section 3.6;

“Convertible Preferred Shares” means the Class I Preferred Shares, Series C, of the Company having the rights, privileges, restrictions and conditions set out in Schedule A;

“Data Room Information” means the documents and other information made available to the Purchaser, its counsel or other advisors on or before the date hereof via the Davies Ward Phillips & Vineberg LLP Deal Room website, a copy of the index of which is annexed to the Disclosure Statement, together with any documents, information or materials (in whatever format), or written responses to requests for information, in each case, provided by the Company or the Company Subsidiaries or their respective employees, counsel or other advisors to the Purchaser, its counsel or other advisors;

“Disclosure Statement” means the disclosure statement of the Company delivered to the Purchaser contemporaneously with the execution and delivery of this Agreement;

“Employment Agreement Amending Agreements” means the employment agreement amending agreements between the Company and each Riccardo Trecroce and Nick DiPietro, providing that the transactions contemplated by this Agreement shall be deemed not to be a “Change in Control” within the meaning of such agreements, substantially in the form attached as Error! Reference source not found.;

“Encumbrance” means any mortgage, pledge, assignment, charge, lien, claim, security interest, adverse interest, adverse claim, other third person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by applicable law, contract or otherwise) capable of becoming any of the foregoing;

“Environmental Laws” has the meaning set out in Section 3.19;

“Exclusivity Period” means the period from the date hereof until the Closing Date;

“FDCA” means the U.S. Food, Drug and Cosmetic Act of 1938, as amended;

“Financial Advisors” means RBC Dominion Securities Inc. and Greenhill & Co. Canada Ltd.;

“GAAP” means generally accepted accounting principles in Canada consistently applied;

“Governmental Authorities” means any (i) multinational, federal, provincial, territorial, regional, state, municipal, local or other governmental or public department, central bank, court, tribunal, commission, commissioner, tribunal, board, bureau, agency, ministry or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;

“Indebtedness” means: (a) any liability for borrowed money, or evidenced by an instrument for the payment of money, or incurred in connection with the acquisition of any property, services or assets (including securities and the deferred purchase price for assets or stock), or relating to a capitalized lease obligation, other than accounts payable or any other indebtedness to trade creditors created or assumed in the ordinary course of business in connection with the obtaining of materials or services; (b) any obligations under exchange rate contracts or interest rate protection agreements; (c) any obligations to reimburse the issuer of any letter of credit, surety bond, performance bond or other guarantee of contractual performance, in each case to the extent drawn or otherwise not contingent; and (d) any payments, fines, fees, penalties or other amounts applicable to or otherwise incurred in connection with or as a result of any prepayment or early satisfaction of any obligation described in clauses (a) through (c) above, including accrued and unpaid interest thereon;

“Investor Agreement” means the Investor Agreement between the Company and the Purchaser, substantially in the form attached hereto as Schedule A;

“Losses”, in respect of any matter, means all losses, damages, liabilities, penalties and expenses (including reasonable legal fees and out-of-pocket disbursements) arising as a result of such matter (but excluding any lost profits or other consequential or indirect losses; provided, however, that the foregoing exclusion of lost profits and other consequential or indirect losses shall not limit a party’s ability to recover direct or general damages or change or have any bearing on the interpretation of what constitutes direct or general damages, it being understood that direct and general damages shall be given its normal meaning under the law;

“Material Adverse Effect” means a change, effect, event, circumstance, fact or occurrence which, individually or together with any other change, effect, event, circumstance, fact or occurrence, has a material adverse effect on the financial position, business, properties, assets or results of operations of the Company and the Company Subsidiaries, taken as a whole, other than any change, effect, event, circumstance, fact or occurrence (i) relating to general political, economic or financial conditions, (ii) relating to the state of securities or commodities markets in general, (iii) relating to the industries in which the Company and the Company Subsidiaries operate in general and not to the Company or the Company Subsidiaries in any specific manner, (iv) relating to changes in GAAP, (v) relating to any change in the market price of the Common Shares; (vi) attributable to the negotiation, execution, announcement or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, investors, venture partners, vendors or employees, (vii) relating to any suit, claim, action or proceedings brought, asserted or threatened by or on behalf of any holder or holders of Common Shares in the Company, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or (viii) relating to any action taken by the Company or the Company Subsidiaries at the request or with the consent of the Purchaser; except, in the case of clauses (i), (ii), (iii) or (iv) above, to the extent such change, event, fact, circumstance or development disproportionately affects the Company. The parties agree that the mere fact of a decrease in the market price of the Common Shares shall not, in and of itself, constitute a Material Adverse Effect, but any effect, event, development or change underlying such decrease shall be considered in determining whether there has been a Material Adverse Effect;

“Material Consents” means, collectively, the Contractual Consents and the Regulatory Consents;

“Meeting” means the annual and special meeting of Shareholders to be held on April 19, 2007 and includes any amendment or postponement thereof;

“NI 45-106” means National Instrument 45-106 of the Canadian Securities Administrators;

“Ontario Securities Laws” means, collectively, the applicable securities laws of the Province of Ontario and the respective regulations and rules made and forms prescribed thereunder together with all applicable published policy statements and blanket orders and rules of the Ontario Securities Commission;

“Option Plan” means the incentive stock option plan of the Company, as amended;

“Options” means options to purchase Common Shares granted under the Option Plan;

“Payment Calculation Date” means, in respect of any Restricted Share Unit, the date stipulated at the time of the grant of the Restricted Share Unit, as such date may be changed from time to time in the discretion of the Compensation and Human Resources Committee of the board of directors of the Company, on which the amount of the payment that is to be made to the participant to whom the Restricted Share Unit was granted shall be calculated;

“person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, corporation, unincorporated association or organization, Governmental Authority, syndicate or other entity, whether or not having legal status;

“Public Documents” has the meaning set out in Section 3.8(c);

“Purchased Securities” has the meaning set out in Section 2.1;

“Purchaser Representative” means a nominee designated by the Purchaser for election or appointment to the Board;

“Restricted Share Unit” means a restricted share unit granted to a director, officer or key employee of the Company or a Company Subsidiary or a person or company providing ongoing management or consulting services to the Company who has been designated for participation in the Restricted Share Unit Plan, pursuant to and in accordance with the terms and provisions thereof;

“Restricted Share Unit Plan” means the Patheon Inc. Restricted Share Unit Plan, dated as of February 22, 2005;

“Regulatory Consents” has the meaning set out in Section 3.6;

“Senior N.A. Credit Facilities” means the Credit Agreement dated as of December 15, 2005 among the Company, MOVA Pharmaceutical Corporation, Patheon Pharmaceuticals Inc., the institutions identified on the signature pages thereto as lenders and Royal Bank of Canada, as Administrative Agent, as amended by a first amendment agreement dated July 28, 2006 and by a second amendment agreement dated October 17, 2006 and as further amended, restated, supplemented or otherwise modified;

“Senior Officer” means any officer of the Company who holds the title of Senior Vice-President or a more senior position;

“Shareholder Approval” means the approval of Shareholders, by ordinary resolution passed at the Meeting, of (a) the issue and sale of the Purchased Securities by the Company to the Purchaser and (b) the waiver, pursuant to section 6.1(b) of the Shareholder Rights Plan, to waive the application of section 4.1 of the Shareholder Rights Plan to the purchase of the Purchased Securities;

“Shareholder Rights Plan” means the amended and restated shareholder rights plan agreement dated as of March 31, 2005 between the Company and Computershare Trust Company of Canada, as rights agent;

“Shareholders” means the holders of Common Shares;

“Special Voting Preferred Shares” means the Class I Preferred Shares, Series D of the Company having the rights, privileges, restrictions and conditions set out in Error! Reference source not found.;

“subsidiary” has the meaning set out in NI 45-106;

“Tax” and “Taxes” means, with respect to any entity, all income taxes (including any tax on or based upon net income, gross income, earnings or profits and all capital taxes, gross receipts taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, licence taxes, withholding taxes, payroll taxes, employment taxes, Canada or Québec Pension Plan premiums, excise, severance, social security, workers’ compensation, unemployment insurance or compensation, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes, fees, imposts, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing;

“Tax Returns” means all returns, declarations, reports, information returns and statements required to be filed with any taxing authority relating to Taxes;

“Termination Fee” has the meaning set out in Section 6.5;

“Time of Closing” means 10:00 a.m. (Toronto time) on the Closing Date; and

“TSX” means the Toronto Stock Exchange.

1.2	Construction

In this Agreement, unless otherwise expressly stated or the context otherwise requires:

(a)	the division of this Agreement into Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(b)	the terms, “this Agreement”, “herein”, “hereby”, “hereof” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto;

(c)	references to Articles, Sections and Schedules are to the specified Articles, Sections of or Schedules to this Agreement;

(d)	words importing the singular include the plural and vice versa and words importing any gender shall include the masculine, feminine and neutral genders;

(e)	the words “includes” and “including”, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

(f)	the words “material” and “materially” shall be construed, measured or assessed on the basis of whether the matter would materially affect a party and its subsidiaries, taken as a whole;

(g)	all references herein to dollar amounts are references to U.S. dollars;

(h)	all accounting terms shall have the meanings attributable thereto under GAAP and all determinations of an accounting nature required to be made shall be made in a manner consistent with GAAP; and

(i)	if the date on which any action is required to be taken hereunder by any of the Parties is not a business day, such action shall be required to be taken on the next succeeding day that is a business day.

1.3	Knowledge

In this Agreement, “to the knowledge of the Company” means the actual knowledge of the Chief Executive Officer, the President and Chief Operating Officer, the Chief Financial Officer of the Company, Mr. Clive Bennett, Dr. Shabbir Anik or Mr. Aldo Braca after due internal inquiry of the appropriate senior officers of the Company and Company Subsidiaries having responsibility for the matter in question, but for greater certainty, shall not require any such person or employee to make any external inquiries or searches of Governmental Authorities or third parties.

1.4	Schedules

The following schedules are incorporated in and form an integral part of this Agreement:

Schedule A	– Terms of Convertible Preferred Shares
Schedule B	– Terms of Special Voting Preferred Shares

Schedule C	– Form of Investor Agreement
Schedule D	– Form of Employment Agreement Amending Agreement
Schedule E	– Legend
Schedule F	– Certificate for Legend Removal

ARTICLE 2

PURCHASE AND SALE OF PURCHASED SECURITIES

2.1	Issue and Sale of Purchased Securities

Subject to the terms and conditions of this Agreement, the Company covenants and agrees to issue and sell to the Purchaser and the Purchaser covenants and agrees to purchase from the Company, at the Time of Closing, 150,000 duly authorized, validly issued, fully paid and non-assessable Convertible Preferred Shares and 150,000 duly authorized, validly issued, fully paid and non-assessable Special Voting Preferred Shares (together, the “Purchased Securities”), free and clear of all Encumbrances, at a purchase price of US $1,000 per Purchased Security.

2.2	Payment

The aggregate purchase price payable by the Purchaser to the Company for the Purchased Securities (the “Purchase Price”) shall be the sum of $150,000,000 payable by wire transfer in immediately available funds to the Company at the Time of Closing in accordance with the Company’s instructions.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser as follows, and acknowledges that the Purchaser is relying upon these representations and warranties in connection with the entering into of this Agreement:

3.1	Organization

The Company is a corporation validly existing under the CBCA and has full power and authority to own its assets and conduct its activities as now owned and conducted. The Company is in good standing and is qualified to do business in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. To the Company’s knowledge, no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification.

3.2	Subsidiaries

Each of the Company Subsidiaries is validly existing under the laws of its jurisdiction of incorporation and each has all requisite power and authority to carry on its activities as now conducted. Each Company Subsidiary is in good standing and is qualified to do business in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. The Company’s interest in each of the Company Subsidiaries is disclosed in the Disclosure Statement. All shares outstanding in each of the Company Subsidiaries have been duly authorized and validly issued and, if applicable, are fully paid and non-assessable. There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contractual or otherwise) obligating any Company Subsidiary to issue or sell any of its shares or securities or obligations of any kind convertible into or exchangeable for shares or other securities of such Company Subsidiary. Except as disclosed in the Disclosure Statement, the Company does not own, directly or indirectly, any capital stock of, or other ownership interest in, any other corporation, partnership, limited liability company or other entity that is not a Company Subsidiary.

3.3	Compliance with Laws and Licences

Except as disclosed in the Disclosure Statement, the Company and each of the Company Subsidiaries has complied in all material respects with and is in compliance in all material respects with all laws and regulations applicable to the operation of their respective operations or activities, including the requirements of all applicable corporate and securities laws and other applicable laws including, without limitation, applicable laws in relation to the issue and trading of its securities and in all matters relating to the transactions contemplated by this Agreement; each of them has all material licences, permits, orders or approvals of, and has made all required material registrations with, any Governmental Authority that are required in connection with the ownership of their respective assets or the present conduct of their respective operations or activities, and has obtained all applicable authorizations under the regulations of the FDCA, and the regulations of the Food and Drug Administration promulgated thereunder, and any of the foregoing required by any similar Governmental Authority, including the European Medicines Agency and Health Canada, and the Company and each of the Company Subsidiaries has complied in all material respects with and is in compliance in all material respects with all such licences, permits, orders, approvals, authorizations and registrations. Except as disclosed in the Disclosure Statement, none of the Company or any of the Company Subsidiaries has received any notification from any Governmental Authority (i) asserting a material violation of any law statute, ordinance or regulation or the terms of any judgments, order, decrees, injunctions or writs applicable to the conduct of their respective business; (ii) threatening revocation or non-renewal of any such material licences, permits, orders, approvals or registrations; or (iii) restricting or limiting in any material respect its operations as currently conducted or proposed to be conducted. The Company is not debarred under the FDCA or otherwise excluded or restricted in any manner from participation in, any government program related to pharmaceutical products and, to its knowledge, does not employ or use the services of any individual or entity that is or, during the time the individual or entity was employed by or providing services to the Company or any of its subsidiaries, was debarred or otherwise excluded or restricted.

3.4	Capitalization

(a) The authorized equity capital of the Company consists of an unlimited number of Common Shares. As of the date hereof, 92,958,688 Common Shares are issued and outstanding. In addition, as of the date hereof, there are outstanding 3,886,481 Options providing for the issuance of 3,886,481 Common Shares upon the exercise thereof (all of which Options were issued under the Option Plan). Except as described in this Agreement and the Disclosure Statement, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating the Company to issue or sell any Common Shares or securities or obligations of any kind convertible into or exchangeable for Common Shares of the Company. All Common Shares outstanding have been duly authorized and validly issued, fully paid and non-assessable, and have not been issued in violation of any applicable laws, and are not subject to any preemptive or subscription rights. In addition, other than as described herein, there are no bonds, debentures or other evidences of indebtedness of the Company outstanding having a right to vote (or that are convertible for securities having a right to vote) with Shareholders on any matter. Except as disclosed in the Disclosure Statement, there does not exist nor is there outstanding any right or security granted or issued to any person to cause the Company to issue or sell any Common Shares of, or other equity interests in, the Company to any person (including any warrant, option, convertible debt obligation, subscription for Common Shares or other equity interests or securities convertible into Common Shares of, or other equity interest in, the Company, or any other similar right, security, instrument or agreement) and there is no obligation, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any Common Shares or other equity interests of the Company, or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any person except for Company Subsidiaries. There are no dividends which have accrued or been declared but are unpaid on any Common Shares or other equity interests of the Company.

(b) The Common Shares of the Company are listed for trading on the TSX. The Company is a “reporting issuer” in each of the provinces of Canada within the meaning of the applicable laws, and has been a “reporting issuer” for more than four months. Except as disclosed in the Disclosure Statement, no order ceasing or suspending trading in securities of the Company nor prohibiting the sale of such securities has been issued to and is outstanding against the Company or its directors, officers or promoters or against any other companies that have common directors, officers or promoters and no investigations or proceedings for such purposes are pending or threatened. Neither the Company nor any of the Company Subsidiaries has taken any action which would be reasonably expected to result in the delisting or suspension of the Common Shares of the Company on or from the TSX and the Company has complied, in all material respects, with the rules and regulations of the TSX.

(c) Assuming the accuracy of the representations made by the Purchaser under Section 4.1, the offer and sale of the Purchased Securities to the Purchaser as contemplated by this Agreement is exempt from the registration requirements of the 1933 Act. None of the Company or any of the Company Subsidiaries nor any person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Purchased Securities.

3.5	Authority and Non-Conflict

The Company has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by the Board and no other proceedings on the part of the Company are necessary to authorize this Agreement and the performance by the Company of its obligations hereunder, other than the Shareholder Approval and the Shareholder Rights Plan waiver referred to in Section 7.1(e). This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable by the Purchaser against the Company in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder do not:

(a)	violate, conflict with or result in a breach, in any material respect and subject to the receipt of Material Consents, of any provision of:

(i)	its articles or the articles or other constating documents of the Company Subsidiaries;

(ii)	any material agreement, contract, indenture, deed of trust, mortgage, bond, instrument, licence, franchise or permit to which it or any of the Company Subsidiaries is a party or by which it or any of the Company Subsidiaries is bound; or

(iii)	any law, regulation, order, judgment or decree to which it is subject or by which it or any of the Company Subsidiaries is bound;

(b)	subject to the receipt of the Material Consents, give rise to any right of termination, or acceleration of Indebtedness, under any material agreement, contract, indenture, deed of trust, mortgage, bond, instrument, licence, franchise or permit; or

(c)	subject to the receipt of the Material Consents, result in the imposition of any material Encumbrance upon any of its assets.

3.6	Consents and Approvals

The Disclosure Statement contains an accurate description of all material consents, waivers, approvals or authorizations of, or declarations, filings or notices to Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement (the consents so listed in the Disclosure Statement being referred to as the (“Regulatory Consents”). Except for the Regulatory Consents and the contractual consents listed in the Disclosure Statement (collectively, the “Contractual Consents”), no material consents, waivers or approvals from other parties to contracts, agreements, guarantees, leases, indenture, debt obligations or other commitments or obligations to which it is or any of the Company Subsidiaries is a party or by which it or they are bound, is required by the Company or the Company Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated by this Agreement.

3.7	Shareholder Rights Plan

The Shareholder Rights Plan was approved by a majority of the Shareholders on March 31, 2005 and is in full force and effect, unamended, as of the date hereof. The Board has deferred the Separation Time (as defined in the Shareholder Rights Plan) in connection with this Agreement and the transactions contemplated hereby to May 1, 2007.

3.8	Filings

(a) The Company is a reporting issuer in each of the provinces and territories of Canada and is not in default in the performance of its obligations under the securities legislation of such provinces and territories and is in compliance with the applicable rules and regulations of the TSX, except where failing to be in compliance would not reasonably be expected to result in a Material Adverse Effect.

(b) No order ceasing or suspending trading in the Common Shares is outstanding and no proceedings for this purpose have been instituted or are pending, or, to the knowledge of the Company, contemplated or threatened.

(c) Documents filed by the Company under applicable Canadian securities laws since October 31, 2004, including the Company’s: (a) audited consolidated financial statements for the financial years ended October 31, 2004, 2005 and 2006; (b) annual information forms for the fiscal years ended October 31, 2004, 2005 and 2006; and (c) any material change reports that have been filed by the Company between October 31, 2006 and the date hereof and any such documents filed by the Company after the date hereof and before the Time of Closing (collectively, the “Public Documents”) were, as of their respective dates, in compliance in all material respects with applicable laws and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of the date made.

(d) The Company has not filed any confidential material change reports as of the date of this Agreement.

3.9	Books and Records

The books, records and accounts of the Company and the Company Subsidiaries: (i) have been maintained in accordance with good business practices on a basis consistent with prior years; (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Company Subsidiaries; and (iii) accurately and fairly reflect the basis for the consolidated financial statements of the Company, in each case, in all material respects. The books of account, minute books, stock ledger and other records of the Company and each Company Subsidiary are complete and correct in all material respects and have been maintained in accordance with business practices generally in use with respect to organizations of its size and business activity, including the maintenance of an adequate system of internal controls.

3.10	Financial Statements

The audited consolidated balance sheets and related consolidated statements of earnings and retained earnings, and consolidated statements cash flows of the Company contained in the Public Documents filed since October 31, 2004, complied, as of their respective dates of filing, in all material respects with applicable accounting requirements and the applicable published rules and regulations of the TSX and the Ontario Securities Commission with respect thereto, were prepared in accordance with GAAP and fairly present the consolidated financial condition of the Company at the dates indicated and the results of operations of the Company (on a consolidated basis) for the periods covered thereby. There is no transaction, arrangement or other relationship between the Company, or any of the Company Subsidiaries and an unconsolidated or other off-balance sheet entity that is required to be disclosed to Governmental Authorities and is not so disclosed. There are no such transactions, arrangements or other relationships that may create contingencies or liabilities that are not otherwise disclosed to the Purchaser.

3.11	Absence of Certain Changes or Events

Except as disclosed in the Public Documents, since October 31, 2006, (a) the Company and the Company Subsidiaries have conducted their respective businesses, in all material respects, in the ordinary course; (b) neither the Company nor any of the Company Subsidiaries has incurred any material liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated balance sheet prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice or in connection with this Agreement; and (c) there has not been any event or condition which has had or would be reasonably expected to have a Material Adverse Effect. There is not currently, any material change relating to the Company or the Company Subsidiaries or any of their respective properties, or change in any material fact, as defined in the applicable laws, relating to any of the Purchased Securities which has not been or will not be fully disclosed in accordance with the requirements of applicable laws and the TSX rules.

3.12	No Defaults

Each material contract, agreement, mortgage, lease, indenture or similar arrangement or understanding to which the Company or any of the Company Subsidiaries is a party, or by which the Company’s or any Company Subsidiary’s properties or assets are bound (each, a “Material Contract”) is valid and binding on the Company or one of the Company Subsidiaries and, to the knowledge of the Company, each other party thereto, and is in full force and effect, and the Company or one of the Company Subsidiaries, as applicable, and, to the knowledge of the Company, each other party thereto, has performed in all material respects all obligations required to be performed by it to date under each Material Contract. Neither the

Company nor any of the Company Subsidiaries is in default beyond any applicable cure period under, and, subject to obtaining the Material Consents, except for circumstances relating to the Company's North American credit facilities that are discussed in the Public Documents, there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any Material Contract to which it is a party or any agreements in respect of any Indebtedness of the Company or the Company Subsidiaries which would, if terminated due to such default, have a Material Adverse Effect.

3.13	Rights of Other Persons

No person has any right of first refusal or option to purchase or any other right of participation in any of the properties or assets owned by the Company or any of the Company Subsidiaries, or any part thereof, other than as disclosed in the Disclosure Statement.

3.14	Real Property

Except as set out in the Disclosure Statement, neither the Company nor any of the Company Subsidiaries is the beneficial or registered owner of, nor has any of them agreed to acquire, any real property or any interest in any real property. Neither the Company nor any of the Company Subsidiaries is a party to any lease or agreement in the nature of a lease in respect of any real property, whether as lessor or lessee, other than the leases disclosed in the Disclosure Statement, each of which leases is in good standing and in full force and effect without amendment thereto and neither the Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any other party thereto is in breach of any covenants, conditions or obligations contained therein, except for any such breach which would not reasonably be expected to have a Material Adverse Effect.

3.15	Expropriation

No part of the property or assets of the Company or the Company Subsidiaries has been taken, condemned or expropriated by any Governmental Authority nor has any written notice or material proceeding in respect thereof been given or commenced nor, to the knowledge of the Company, is there any proposal to give such notice or commence any such proceedings.

3.16	Employee Matters and Benefits

(a) Except as set forth in the Disclosure Statement, neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement, nor to the knowledge of the Company, subject to any application for certification or threatened union-organizing campaigns for employees not covered under a collective bargaining agreement nor are there any current or, to the knowledge of the Company, threatened strikes or lockouts or work stoppages affecting the Company or any of the Company Subsidiaries or any complaints of unfair labour practices or any grievances (other than routine individual grievances). There has been delivered or otherwise disclosed or made available to the Purchaser true, correct and complete copies of all collective bargaining agreements (other than statutory collective bargaining agreements covering employees in Italy and France), together with all written amendments, modifications or supplements thereto.

(b) Each of the Company and the Company Subsidiaries has operated in all material respects in accordance with all applicable laws with respect to employment and labour, and there are no current, pending or, to the knowledge of the Company, threatened proceedings before any board or tribunal with respect to any employment or labour matters which, if decided against the Company, would reasonably be expected to result in a Material Adverse Effect.

(c) All of all material employee benefit, health, welfare, pension, deferred compensation, stock option or purchase, retirement plans or arrangements applicable to present or former employees or directors of the Company or any of the Company Subsidiaries which are currently maintained or participated in by the Company or any of the Company Subsidiaries (the “Benefit Plans”) are registered where required by, and have been administered and invested in all material respects in accordance with, all applicable laws and other legislative, administrative or judicial promulgations applicable to the Benefit Plans. Other than routine claims for benefits, there are no actions, claims, or proceedings, pending or, to the knowledge of the Company, threatened, relating to Benefit Plans which, if determined in a manner adverse to the Company, would reasonably be expected to result in a Material Adverse Effect and, to the knowledge of the Company, no fact or circumstance exists which would reasonably be expected to give rise to any such action, claim or proceedings.

(d) There are no outstanding charges or proceedings pending or, to the knowledge of the Company, threatened, under applicable occupational health and safety legislation which, if determined in a manner adverse to the Company, would reasonably be expected to result in a Material Adverse Effect, and the Company and the Company Subsidiaries have complied in all material respects with any orders issued under such legislation.

(e) All contributions have been made and all premiums have been paid in respect of each Benefit Plan in a timely fashion in accordance with the terms of each Benefit Plan and applicable laws.

3.17	Employment Agreements for Senior Officers

Other than as set out in the Disclosure Statement, the Company is not a party to any employment agreement with any Senior Officer of the Company.

3.18	Litigation, Etc.

Except as disclosed or reflected in the Public Documents or as set forth in the Disclosure Statement, there is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against or relating to the Company or any of the Company Subsidiaries or affecting any of their properties or assets before or by any Governmental Authority which, if adversely determined, would reasonably be expected to have a Material Adverse Effect and, to the knowledge of the Company, there is no basis for any such claim, action, proceeding or investigation. Neither the Company nor any of the Company Subsidiaries is subject to any outstanding order, writ, injunction or decree which would reasonably be expected to have a Material Adverse Effect.

3.19	Environmental

To the knowledge of the Company, except as disclosed in the Disclosure Statement all operations of the Company and the Company Subsidiaries have been, and are now, in compliance in all material respects with all laws or regulations relating to the protection of the environment or the storage, handling or transportation of hazardous or toxic materials (collectively, “Environmental Laws”). Neither the Company nor any Company Subsidiary is subject to:

(a)	any material proceeding, application, order or directive which relates to environmental health or safety matters, and which may require any work, repairs, construction or expenditures; or

(b)	any written demand or notice made with respect to the material breach of any Environmental Laws applicable to the Company or any Company Subsidiary, including, without limitation, any regulations respecting the use, storage, treatment, transportation, or disposition of any pollutants, contaminant, waste of any nature, hazardous material, toxic substance, dangerous substance or dangerous good as defined in any applicable Environmental Laws.

3.20	Taxes

(a) The Company and each of the Company Subsidiaries have timely filed, or caused to be filed, all material Tax Returns required to be filed by them (all of which returns were correct and complete in all material respects) and have paid, collected, withheld or remitted, or caused to be paid, collected, withheld or remitted, all material Taxes that are due and payable (including all instalments on account of Taxes for the current year, that are due and payable by the Company whether or not assessed (or reassessed) by the appropriate Governmental Authority). The Company has provided adequate accruals in accordance with GAAP in its most recently published consolidated financial statements for any material Taxes for the period covered by such financial statements that have not been paid, whether or not shown as being due on any Tax Returns. Since such publication date, no material Tax liability not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of business.

(b) There are no material proceedings, investigations, audits or claims now pending or, to the knowledge of the Company, threatened against the Company in respect of any Taxes and there are no material matters under discussion, audit or appeal with any Governmental Authority relating to Taxes.

(c) To the knowledge of the Company, there are no material proposed (but unassessed) additional Taxes and none have been asserted in writing by the Canada Revenue Agency or any other taxing authority, including, any sales tax authority, in connection with any of the Tax Returns referred to above, and no waivers of statutes of limitations have been given or requested with respect to the Company or any Company Subsidiary, No material Tax liens have been filed.

3.21	Insurance

All insurance maintained by the Company and any of the Company Subsidiaries is in full force and effect and in good standing. Neither the Company nor any of the Company Subsidiaries is in default, in any material respect, whether as to payment of premium or otherwise, under the terms of such insurance, nor has the Company or any of the Company Subsidiaries failed to give any material notice or present any material claim under any such insurance in a due and timely manner or received written notice or otherwise has knowledge of any intent of an insurer to either claim any default on the part of the Company or any of the Company Subsidiaries or not to renew any policy of insurance on its expiry or to increase any deductible or cost.

3.22	Restrictions on Business Activities

Other than as set out in the Disclosure Statement, there is no agreement, judgment, injunction, order or decree binding upon the Company or any Company Subsidiary that has the effect of materially prohibiting, restricting or impairing any business practice of the Company or any Company Subsidiary, any acquisition of property by the Company or any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary as currently conducted.

3.23	Customers and Suppliers

Section 3.23 of the Disclosure Statement sets forth a list of (a) the top 10 suppliers of the Company determined by reference to the aggregate payments made to such supplier by the Company and the Company Subsidiaries and (b) the top 10 customers of the Company and the Company Subsidiaries determined by reference to the revenues generated by such customer, in each case, during the fiscal year ended October 31, 2006. Except as disclosed in the Disclosure Statement, to the knowledge of the Company, no customer or supplier required to be listed in Section 3.23 of the Disclosure Statement has (a) given notice to the Company or any Company Subsidiary that it intends to terminate its relationship with the Company or any Company Subsidiary, as the case may be, or (b) threatened in writing to terminate its relationship with the Company or any Company Subsidiary, as the case may be.

3.24	Foreign Corrupt Practices Act

None of the Company, or any of the Company Subsidiaries, nor, to the knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company, or any of the Company Subsidiaries has, in the course of its actions for, or on behalf of, any of them (I) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company as follows, and acknowledges that the Company is relying upon these representations and warranties in connection with the entering into of this Agreement:

4.1	Organization

The Purchaser is validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to conduct its business as it is now being conducted.

4.2	Authority and Non-Conflict

The Purchaser has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Purchaser and the performance by it of its obligations hereunder have been duly authorized by its board of directors and no other corporate proceedings on its part are necessary to authorize this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable by the Company against the Purchaser in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought. The execution and delivery by the Purchaser of this Agreement and the performance by it of its obligations hereunder do not:

(a)	violate, conflict with or result in a breach of any provision of:

(i)	certificate of incorporation or by-laws or other applicable constating documents of the Purchaser;

(ii)	any agreement, contract, indenture, deed of trust, mortgage, bond, instrument, licence, franchise or permit to which the Purchaser is a party or by which the Purchaser is bound;

(iii)	any law, regulation, order, judgment or decree to which it is subject or by which the Purchaser is bound,

except for any such violation, conflict or breach which would not, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated by this agreement;

(b)

give rise to any right of termination, or acceleration of indebtedness, under any such agreement, contract, indenture, deed of trust, mortgage, bond, instrument, licence, franchise or permit, except for any right of termination or acceleration of indebtedness which would not, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated by this Agreement; or

(c)	result in the imposition of any Encumbrance upon any of assets of the Purchaser, other than any such violations, conflicts, breaches, rights or Encumbrances which would not, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated by this Agreement.

4.3	Consents and Approvals

Other than in connection or in compliance with the provisions of the Competition Act (Canada) and the Hart-Scott Rodino Anti-Trust Improvements Act of 1976, as amended and any antitrust or competition filings that may be required under the applicable laws of the European Union, any member state thereof or any other foreign jurisdiction in connection with the transactions contemplated by this Agreement (the “Purchaser Regulatory Consents”), no authorization, approval, license, permit, order, authorization of, or registration, declaration or filing with, any third party or Governmental Authority is required to be obtained or made by or with respect to the Purchaser or the Purchaser in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated by this Agreement.

4.4	Securities Law Matters

(a) The Purchaser has had access to such financial and other information, if any, concerning the Company as it has considered necessary in connection with its investment decision to acquire the Purchased Securities;

(b) The Purchaser has not purchased the Purchased Securities as a result of any general solicitation or general advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television or other form of electronic display, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

(c) No prospectus or offering memorandum (within the meaning of Ontario Securities Laws) has been delivered to or summarized for or seen by the Purchaser in connection with the purchase and sale of the Purchased Securities and the Purchaser is not aware of any prospectus or offering memorandum having been prepared by the Company;

(d) The Purchaser acknowledges it is solely responsible for obtaining such tax, investment, legal and other professional advice, if any, as it considers appropriate in connection with the execution, delivery and performance by it of this Agreement and the transactions contemplated hereunder (including the resale and transfer restrictions applicable to the Purchased Securities and Common Shares referred to herein);

(e) The Purchaser understands that a prospectus has not and will not be filed under Ontario Securities Laws to qualify the distribution of the Purchased Securities, and that the

Purchased Securities and Common Shares to be issued upon the exercise or deemed exercise of the Purchased Securities have not been and will not be registered under the 1933 Act or any applicable state securities laws;

(f) The Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D under the 1933 Act).

(g) the Purchaser agrees that if it decides to offer, sell or otherwise transfer any of the Purchased Securities and Common Shares issued upon the exercise or deemed exercise of the Purchased Securities, such securities may be offered, sold or otherwise transferred only (1) to the Company, (2) outside the United States in accordance with Rule 904 of Regulation S under the 1933 Act, (3) inside the United States pursuant to an exemption from registration under the 1933 Act or (4) under an effective registration statement under the 1933 Act, and in each case in accordance with any applicable state securities laws in the United States or securities laws of any other applicable jurisdiction; provided that, if the Purchased Securities or Common Shares are being sold under (2) above, the legend set out in Schedule C may be removed by providing a declaration to the Company (in the case of Purchased Securities) or Computershare Trust Company of Canada (in the case of Common Shares), to the effect set forth in Schedule D, or in such other form as the Company or Computershare Trust Company of Canada may from time to time prescribe; provided, further, that if any such Purchased Securities or Common Shares are being sold under (3) above, the legend may be removed by delivery to the Company or Computershare Trust Company of Canada of an opinion of counsel of recognized standing reasonably satisfactory to the Company to the effect that such legend is no longer required under applicable requirements of the 1933 Act or state securities laws;

(h) The Purchaser understands and acknowledges that upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the 1933 Act or applicable state securities laws, certificates representing the Purchased Securities or Common Shares issued upon exercise or deemed exercise of the Purchased Securities, and all certificates issued in exchange therefor or in substitution thereof, will bear a legend to the effect of the resale restrictions set forth in Schedule C;

(i) The Purchased Securities are being acquired, and the Common Shares will be acquired, for the Purchaser's own account not with a view to resale or distribution in violation of the 1933 Act;

(j) The Purchaser is purchasing as principal and is an “accredited investor” for the purposes of NI 45-106; and

(k) The Purchaser understands and acknowledges:

(i)

that prior to the four month anniversary of the Closing Date, the Purchased Securities and Common Shares issued upon the exercise or deemed exercise thereof are subject to statutory “hold periods” during which they may not be resold, except pursuant to a prospectus or further statutory exemption from the applicable prospectus and registration requirements under the Ontario Securities Laws, or unless an appropriate discretionary order is obtained pursuant to applicable Ontario Securities Laws; and

(ii)	that upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of Ontario Securities Laws, certificates representing the Purchased Securities and Common Shares issued upon exercise or deemed exercise of the Purchased Securities, and all certificates issued in exchange therefor or in substitution thereof, will bear a legend to the effect of the resale restrictions Schedule B.

4.5	Financing Arrangements

The Purchaser has made adequate arrangements to ensure that the required funds are available to effect payment in full for the Purchased Securities at the Time of Closing.

ARTICLE 5

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

5.1	Survival of Representations and Warranties

Except for the representations and warranties set forth in Sections 3.1 and 3.4, the first three sentences of Section 3.5, Section 4.1 and the first three sentences of Section 4.2, each of which shall survive indefinitely, the representations and warranties of a party contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant hereto shall survive the closing of the transactions contemplated in this Agreement until the 18-month anniversary of the Closing Date, unless a bona fide notice of a claim shall have been made in writing before such date, in which case the representation and warranty to which such notice applies shall survive in respect of that claim until the final determination or settlement of the claim, and, notwithstanding such closing nor any investigation made by or on behalf of the party entitled to rely on such representation and warranty, shall continue in full force and effect for the benefit of such party during such period.

ARTICLE 6

COVENANTS

6.1	Investigation

Upon reasonable notice and subject to the Confidentiality and Standstill Agreement, the Company agrees to continue to provide the Purchaser and its representatives with reasonable access, without disruption to the conduct of the Company's business, to all books, records, information and files in its possession and control, and access to its personnel on an as reasonably requested basis as well as reasonable access to the properties of the Company in order to allow the Purchaser to conduct such investigations as the Purchaser may consider necessary or advisable and further agrees to assist the Purchaser in all reasonable ways in any investigations which the Purchaser and its representatives may wish to conduct.

6.2	Shareholder Approval

The Company shall seek the Shareholder Approval at the Meeting. In connection with the Meeting, the Company shall (a) prepare and mail to shareholders a management information circular in respect of, among other things, the Shareholder Approval, (b) solicit proxies in support of the Shareholder Approval and (c) use reasonable commercial efforts to obtain the Shareholder Approval. The Company shall provide the Purchaser and its representatives with a reasonable opportunity to review and comment on the management information circular and shall consider in good faith any comments on such management information circular made by the Purchaser and its representatives, recognizing that whether such comments are appropriate will be determined by the Company, acting reasonably. The Board shall recommend that Shareholders vote in favour of the Shareholder Approval.

6.3	Election of Purchaser Representatives

The Company shall include three Purchaser Representatives among the nominees proposed by the Board to the Shareholders for election to the Board at the Meeting. The Company shall use its reasonable commercial efforts to cause the election of such Purchaser Representatives at the Meeting and shall solicit proxies in favour of the election of such Purchaser Representatives. If the Shareholder Approval is not obtained at the Meeting, the Purchaser Representatives shall either decline to serve on the Board prior to their election at the Meeting or, if elected, shall promptly resign from the Board.

6.4	Use of Proceeds

The Company shall use the Purchase Price paid hereunder to partially repay existing indebtedness and for general corporate purposes.

6.5	Exclusivity

The Company agrees that, during the Exclusivity Period, the Company will not, directly or indirectly, through any officer, director, employee, representative or agent, nor will it permit any officer, director, employee, representative or agent to, make, solicit, initiate or encourage enquiries from, or the submission of proposals or offers from, any other person (including any of such person’s officers, directors, employees, representatives or agents) relating to any acquisition or purchase from the Company of a material portion of the equity interests (including securities or securities convertible into or exchangeable for equity securities) in, the Company (any such foregoing proposals or offers being referred to herein as an “Equity Financing Proposal”).

The Company further agrees that, during the Exclusivity Period, it will not, directly or indirectly, through any officer, director, employee, representative or agent, nor will it permit any officer, director, employee, representative or agent to, discuss or negotiate with, provide information to, enter into any form of agreement, arrangement or understanding with, or otherwise assist, facilitate or encourage, any person other than the Purchaser with respect to a possible Equity Financing Proposal.

6.6	Termination Fee and Alternative Transaction Fee

If Shareholder Approval is not obtained on or prior to April 30, 2007, the Company shall within one business day thereafter pay to the Purchaser a termination fee in the amount of $2 million (the “Termination Fee”). In addition, if the issue, sale and purchase of the Purchased Securities hereunder is not completed and, on or prior to August 31, 2007 the Company enters into a definitive agreement with respect to an Alternative Transaction with a third party other than the Purchaser or any person acting jointly or in concert with the Purchaser, the Company shall pay to the Purchaser an additional fee in the amount of $4 million (the “Alternative Transaction Fee”) within four business days after the date of execution of such agreement. Each of the Termination Fee and the Alternative Transaction Fee, if payable, shall be paid by the Company by way of wire transfer in immediately available funds to an account specified by the Purchaser.

6.7	Reasonable Commercial Efforts

The Purchaser shall use its reasonable commercial efforts to cause the conditions set out in Section 7.1 to be satisfied. The Company shall use its reasonable commercial efforts to cause the conditions set out in Section 7.2 to be satisfied.

6.8	Securities Law Matters; TSX Listing

The Company hereby covenants and agrees that:

(a)	within 10 days of the Closing Date it will file with the Ontario Securities Commission a report of the exempt distribution on Form 45-106F1, prepared, executed and filed in accordance with National Instrument 45-106 – Prospectus and Registration Exemptions;

(b)	within the time frame required by Section 607 of the TSX Listed Company Manual, it has filed or will file with the TSX the following items:

(i)	a signed and completed Form 11 “Private Placement – Regular Filing” requesting final approval for the sale of the Purchased Securities to the Purchaser; and

(ii)	any applicable filing fees;

(c)	forthwith following the Time of Closing, it will give the TSX notice in writing of closing of the transaction and comply with the other requirements of the TSX Letter within the time frame specified therein; and

(d)	within 15 calendar days of the Closing Date, it will file a Form D with the United States Securities and Exchange Commission.

If required by applicable securities legislation, regulations or rules by any securities commission or stock exchange, or other regulatory authority having jurisdiction, the Purchaser will execute, deliver, file and otherwise assist the Company in filing such reports, undertakings and other documents with respect to the issue of the Purchased Securities as may be required.

6.9	Restricted Share Units

The Company shall not, whether by action of the board of directors, any committee thereof or otherwise, change the Payment Calculation Date (from the date which is in effect as of the date hereof) with respect to any Restricted Share Units issued pursuant to the Company's Restricted Share Unit Plan for which a Payment Calculation Date for such Restricted Share Units has not yet occurred.

ARTICLE 7

CLOSING CONDITIONS

7.1	Closing Conditions in Favour of the Purchaser

The transactions contemplated hereby are subject to the following terms and conditions for the exclusive benefit of the Purchaser, to be fulfill or performed at or prior to the Time of Closing;

(a)	the representations and warranties of the Company set out herein shall be true and correct in all material respects (other than in respect of those representations and warranties which are already subject to a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects) on the date hereof and on and as at the Closing Date as if made on and as at such date;

(b)	no Material Adverse Effect shall have occurred on or after October 31, 2006;

(c)	no legal or regulatory acts nor proceedings shall be pending or threatened by any person which would, in the reasonable opinion of the Purchaser, enjoin, restrict or prohibit the issuance, sale or purchase of the Purchased Securities contemplated hereby;

(d)	the Shareholder Approval shall have been obtained;

(e)	the Board shall have waived, pursuant to section 6.1(b) of the Shareholder Rights Plan, the application of section 4.1 of the Shareholder Rights Plan to the purchase of the Purchased Securities and such waiver shall have been approved by the Shareholders;

(f)	the Company shall have duly executed and delivered the Investor Agreement to the Purchaser at the Time of Closing;

(g)	Messrs. Trecroce and DiPietro and the Company shall have duly executed the Employment Agreement Amending Agreements, and the Company shall have delivered a fully-executed copy of each of the Employment Agreement Amending Agreements to the Purchaser at the Time of Closing;

(h)	the Purchaser shall have been provided with evidence satisfactory to it, acting reasonably, that the TSX shall have approved the issuance to the Purchaser of the Purchased Securities, on terms and conditions satisfactory to the Purchaser, acting reasonably;

(i)	the Company shall have obtained all Regulatory Consents and all Contractual Consents (other than the Contractual Consents in respect of agreements identified in Schedule 3.6 of the Disclosure Statement as including change of control provisions triggered at a share ownership threshold of 30% or higher), the failure of which to be obtained or made would reasonably be expected to have a Material Adverse Effect;

(j)	the Company shall have: (i) refinanced all of the outstanding indebtedness under the Senior N.A. Credit Facilities on terms satisfactory to the Purchaser, acting reasonably; (ii) entered into arrangements, in form and substance satisfactory to the Purchaser, acting reasonably, providing for the refinancing of all of the indebtedness outstanding under the Senior N.A. Credit Facilities as of or immediately following the Time of Closing, and all conditions to such refinancing except for consummation of the transactions contemplated hereby shall have been satisfied or waived; or (iii) the Company shall have entered into an amendment to, or waiver of, the terms of the Senior N.A. Credit Facilities, in each case on terms satisfactory to the Purchaser, acting reasonably, pursuant to which the lenders under the Senior N.A. Credit Facilities shall have agreed to modify the financial covenants under the Senior N.A. Credit Facilities and /or agreed to forebear from taking action in connection only with any breach of such covenants to accelerate the maturity of the indebtedness outstanding or otherwise exercise remedies thereunder for a period of not less than 12 months from and after the Closing, and such amendment or waiver shall be in full force and effect; and

(k)	the Purchaser shall have obtained all Purchaser Regulatory Consents.

7.2	Closing Conditions in Favour of the Company

The transactions contemplated hereby are subject to the following terms and conditions for the exclusive benefit of the Company, to be fulfilled or performed at or prior to the Time of Closing;

(a)	the representations and warranties of the Purchaser set out herein shall be true and correct in all material respects (other than in respect of those representations and warranties which are already subject to a materiality qualification which shall be true and correct in all respects) on the date hereof and on and as at the Closing Date as if made on and as at such date;

(b)	no legal or regulatory acts nor proceedings shall be pending or threatened by any person which would, in the reasonable opinion of the Company, enjoin, restrict or prohibit the issuance, sale or purchase of the Purchased Securities contemplated hereby;

(c)	the Shareholder Approval shall have been obtained;

(d)	the Purchaser shall have duly executed and delivered the Investor Agreement to the Company at the Time of Closing;

(e)	the TSX shall have approved the issuance to the Purchaser of the Purchased Securities, on terms and conditions satisfactory to the Company, acting reasonably;

(f)	the Company shall have obtained all Regulatory Consents and all Contractual Consents (other than the Contractual Consents in respect of agreements identified in Schedule 3.6 of the Disclosure Statement as including change of control provisions triggered at a share ownership threshold of 30% or higher), the failure of which to be obtained or made would reasonably be expected to have a Material Adverse Effect; and

(g)	the Purchaser shall have obtained all Purchaser Regulatory Consents.

ARTICLE 8

CLOSING

8.1	Place of Closing

The closing shall take place at the Time of Closing at the office of Davies Ward Phillips and Vineberg LLP, counsel to the Company, 44th Floor, 1 First Canadian Place, Toronto, Ontario, M5X 1B1

8.2	Certificate(s)

At the Time of Closing, upon fulfillment of all the conditions set out in Article 7 which have not been waived in writing by the Purchaser or the Company, as the case may be, the Company shall deliver to the Purchaser certificate(s) representing all the Purchased Securities bearing any legends required by applicable securities legislation or the TSX registered in the name of the Purchaser or as the Purchaser may otherwise direct.

ARTICLE 9

INDEMNIFICATION

9.1	Indemnification by the Company

Subject to Section 9.9, the Company agrees to indemnify and save harmless the Purchaser from and against all Losses suffered or incurred by the Purchaser (except to the extent that such Losses are the direct result of negligence or wilful misconduct on the part of the Purchaser) as a result of:

(a)

any breach by the Company of or any inaccuracy of any representation or warranty of the Company contained in this Agreement or in any agreement, certificate or other document delivered by the Company pursuant hereto (provided that the Company shall not be required to indemnify or save harmless the Purchaser in respect of any breach or inaccuracy of any such representation or warranty unless the Purchaser shall have provided notice to the Company in accordance with Section 9.3 on or prior to the eighteen (18) month anniversary of the Closing Date, except in the case of any claim relating to breach of the representations and warranties set forth in Sections 3.1 and 3.4 and the first three sentences of Section 3.5 which may be made at any time after the Closing); or

(b)	any breach or non-performance by the Company of any covenant to be performed by it contained in this Agreement or in any agreement, certificate or other document delivered to the Purchaser by the Company pursuant hereto.

9.2	Indemnification by the Purchaser

Subject to Section 9.9, the Purchaser agrees to indemnify and save harmless the Company from and against all Losses suffered or incurred by the Company (except to the extent that such Losses are the direct result of negligence or wilful misconduct on the part of the Company) as a result of:

(a)	any breach by the Purchaser of or any inaccuracy of any representation or warranty of the Purchaser contained in this Agreement or in any agreement, certificate or other document delivered by the Purchaser pursuant hereto (provided that the Purchaser shall not be required to indemnify or save harmless the Company in respect of any breach or inaccuracy of any such representation or warranty unless the Company shall have provided notice to the Purchaser in accordance with Section 9.3 on or prior to the eighteen (18) month anniversary of the Closing Date, except in the case of any claim relating to breach of the representations and warranties set forth in Section 4.1 and the first three sentences of Section 4.2 which may be made at any time after the Closing); or

(b)	any breach or non-performance by the Purchaser of any covenant to be performed by it contained in this Agreement or in any agreement, certificate or other document delivered to the Purchaser by the Purchaser pursuant hereto.

9.3	Notice of Claim

In the event that a party (the “Indemnified Party”) shall become aware of any claim, proceeding or other matter (a “Claim”) in respect of which another party (the “Indemnifying Party”) agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis; provided, however, that an Indemnifying Party shall not be entitled to any set off if the failure by the Indemnified Party to timely give notice of a Claim does not prejudice such Indemnifying Party.

9.4	Direct Claims

With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 30 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 30-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in accordance with Section 11.9.

9.5	Third Party Claims

With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and the representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

9.6	Settlement of Third Party Claims

If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is unreasonably withheld or the settlement fails to be completed if such consent is unreasonably delayed.

9.7	Computation of Indemnifiable Losses

In calculating any Losses, the amount payable in respect of any Claim shall be reduced to reflect any compensation actually received by the Indemnified Party from any insurance claim (an “Insurance Benefit”), provided that the amount of such Insurance Benefit is not subject to reimbursement as a result of the amount payable in respect of such Claim; provided, however, that such reduction shall not apply to the extent of any retroactive adjustments or increase in insurance premium of such Indemnified Party.

9.8	Co-operation

The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

9.9	Monetary Limits on Indemnification

No Claim shall be made pursuant to Sections 9.1 or 9.2 until the aggregate Losses suffered or incurred by the Indemnified Party in respect of all matters which could be the subject of such a Claim exceed $1,500,000, at which time the Indemnified Party may make Claims in respect of all Losses, including, for greater certainty, the Losses included in such $1,500,000 amount. An Indemnifying Party shall have no liability to indemnify an Indemnified Party for any Losses after the aggregate of all successful Claims for Losses made by the Purchaser under Section 9.1 or by the Company under Section 9.2, as the case may be, exceeds $30,000,000. In view of the limitations on indemnification set forth in this Section 9.9, for the purposes of determining whether the $1,500,000 deductible amount referenced above has been exceeded with respect to a Claim for breach of a representation and warranty, the concepts of materiality, Material Adverse Effect, “in all material respects” and other similar qualifying language contained in such representation and warranty and any certification relating thereto of or on behalf of the Company shall be disregarded, provided for certainty that such qualifying language as to materiality shall not be disregarded for the purposes of establishing whether or not there has been a breach of representation and warranty so as to give rise to a Claim.

9.10	Exclusivity

The provisions of this Article 9 shall apply to any claim for breach of any covenant, representation, warranty or other provision of this Agreement or any agreement, certificate or other document delivered pursuant hereto (other than a claim for specific performance or injunctive relief) with the intent that all such claims shall be subject to the limitations and other provisions contained in this Article 9. Notwithstanding anything to the contrary contained herein, no limitation or condition of liability or indemnity shall apply to any rights or claims based upon fraud or intentional misrepresentation and nothing contained herein shall prevent an indemnified party from pursuing remedies as may be available to such party under applicable law in the event of an indemnifying party’s fraud, intentional misrepresentation or other intentional misconduct.

ARTICLE 10

TERMINATION

10.1	Termination

This Agreement may be terminated:

(a)	in writing by mutual consent of the parties; or

(b)	by written notice by the Company to the Purchaser or by the Purchaser to the Company, as the case may be, in the event that the Time of Closing has not occurred on or prior to April 30, 2007 for any reason other than

(i)	delay or non-performance by the party seeking such termination or

(ii)	the mutual agreement of the Company and the Purchaser to a Closing Date after April 30, 2007.

10.2	Effect of Termination

In the event of termination of this Agreement pursuant to this Article 10, this Agreement shall forthwith become void and there shall be no liability on the part of any party except for obligations under Section 6.6, Article 9 and Article 11 and this Article 10, all of which shall survive such termination. For greater certainty, notwithstanding the termination of this agreement pursuant to this Article 10, any Indemnified Party may also make Claims against an Indemnifying Party pursuant to Article 9 after the termination of this Agreement for Losses resulting from a breach of covenant, representation or warranty of such Indemnifying Party.

ARTICLE 11

GENERAL PROVISIONS

11.1	Further Assurances

Subject to the conditions herein provided, each party hereto agrees to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as is practicable the transactions contemplated by this Agreement, including the execution and delivery of such documents as the other party hereto may reasonably require and shall use its commercially reasonable efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary registrations and filings, including, but not limited to, filings under applicable laws and submissions of information requested by Governmental Authorities. Each of the parties hereto, where appropriate, shall reasonably cooperate with the other party in taking such actions.

11.2	Expenses

In the event that the transactions contemplated by this Agreement are completed, the Company shall pay to the Purchaser such amount (the “Expense Reimbursement Amount”) as is required to reimburse the Purchaser for all reasonable costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereunder, including all reasonable fees, costs and expenses of its legal, financial, auditing, professional and other advisors and all other reasonable costs and expenses whatsoever or howsoever incurred, in connection with this Agreement and the transactions contemplated hereunder; provided, however, that such Expense Reimbursement Amount shall be limited to a maximum of $3 million. The Expense Reimbursement Amount shall be paid on the later of (a) the date of termination of this Agreement or the date of consummation of the transactions contemplated hereby and (b) four business days after the date on which the Purchaser delivers to the Company a reasonably detailed itemized breakdown of the costs and expenses for which it is claiming reimbursement pursuant to this Section 11.2. The Expense Reimbursement Amount shall be paid by the Company by way of wire transfer in immediately available funds to an account specified by the Purchaser. If requested by the Company, the Purchaser shall provide to the Company copies of such invoices, accounts and other supporting documents that the Company shall reasonably request to allow the Company to verify the costs and expenses for which the Purchaser is claiming reimbursement pursuant to this Section 11.2. The parties agree that all other out-of-pocket third party transaction expenses, including financial advisory fees, legal fees, regulatory filing fees, all disbursements by advisors and printing and mailing costs, shall be paid by the party incurring such expenses.

11.3	Brokers

The Company represents and warrants to the Purchaser, except for the Financial Advisors, for whose fees and expenses the Company shall be responsible, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission, or to the reimbursement of any of its expenses, in connection with the transactions contemplated by this Agreement or any similar transaction based upon arrangements made by or on behalf of the Company. The Purchaser represents and warrants to the Company that no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission, or, except as provided in Section 11.2, to the reimbursement of any of its expenses, in connection with the transactions contemplated by this Agreement or any similar transaction based upon arrangements made by or on behalf of the Purchaser.

11.4	Public Statements

Except as required by applicable law, neither the Purchaser nor the Company shall make any public announcement or statement with respect to this Agreement or the transactions contemplated hereunder without the approval of the Company or the Purchaser, such approval not to be unreasonably withheld or delayed except to the extent necessary to comply with law. Moreover, in any event, to the extent practicable given time constraints, each party agrees to give prior notice to the other of any public announcement relating to this Agreement and the transactions contemplated hereunder and agrees to consult with each other prior to issuing each such public announcement and promptly after the entering into of this Agreement, it shall issue a press release announcing the entering into of this Agreement, which press release shall, in such case, be satisfactory in form and substance to the other party, acting reasonably.

11.5	Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party shall be in writing and may be given by delivering same or sending same by facsimile transmission or by delivery addressed to the party to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a business day or, if not, on the next succeeding business day) and if sent by facsimile transmission, be deemed to have been given and received at the time of receipt (if a business day or, if not, on the next succeeding business day) unless actually received after 4:00 p.m. (Toronto time) at the point of delivery, in which case it shall be deemed to have been given and received on the next business day.

The address for service for each of the parties hereto shall be as follows:

(a)	If to the Purchaser:

JLL Partners Fund V, L.P.
c/o JLL Partners, Inc.
450 Lexington Avenue, Suite 3350
New York, NY 10017
	Fax:	212-286-8626
	Attention:	Ramsey Frank

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom, LLP
One Rodney Square
Wilmington, DE 19801
	Fax:	302-651-3001
	Attention:	Robert B. Pincus, Esq.

(b)	If to the Company:

Patheon Inc.
7070 Mississauga Road - Suite 350
Mississauga, ON L5N 7J8
	Fax:	905-812-6705
	Attention:	Chief Executive Officer

With a copy (which shall not constitute notice) to:

Davies Ward Phillips & Vineberg LLP
44th Floor, 1 First Canadian Place Toronto, ON M5X 1B1
Fax:	416-863-0871
Attention:	Cameron M. Rusaw and Patrick E. Moyer

A party may change its address for service from time to time by giving notice to the other party in accordance with this Section 11.5.

11.6	Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve each party's anticipated benefits under this Agreement.

11.7	Amendment

This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

11.8	Waiver

At any time prior to the Time of Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party thereto or (b) waive compliance with any of the agreements of any other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

11.9	Arbitration

If any dispute or controversy shall occur between the parties relating to or arising out of the interpretation or implementation of any of the provisions of this Agreement, such dispute shall be resolved by arbitration. Such arbitration shall be conducted by a single arbitrator. The arbitrator shall be appointed by agreement between the parties or, in default of agreement, such arbitrator shall be appointed by a judge of the Superior Court of Justice of Ontario sitting in Toronto, upon application of any of the parties. The arbitration shall be held in Toronto, Ontario. The procedure to be followed shall be agreed to by the Parties or, in default of agreement, determined by the arbitrator. The arbitration shall proceed in accordance with the provisions of the Arbitration Act, 1991 (Ontario). The arbitrator shall have the power to proceed with the arbitration and to deliver its award notwithstanding the default by any party in respect of any procedural order made by the arbitrator. Subject to the provisions of the Arbitration Act, 1991 (Ontario), the decision arrived by the arbitrator shall be final and binding and no appeal shall lie therefrom on any matter of law, fact or mixed law and fact. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. Fees and expenses of the arbitrator shall be allocated among the parties according to the arbitrator's determination based upon the merit of the respective positions of the parties.

11.10	Entire Agreement, Assignment and Governing Law

(a) This Agreement and the Confidentiality and Standstill Agreement (together with all other documents and instruments referred to herein) constitute the entire agreement and supersede all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof and thereof. Notwithstanding the foregoing, in the event of any inconsistency between the terms and provisions of this Agreement and those contained in the Confidentiality and Standstill Agreement, the terms and provisions of this Agreement shall prevail.

(b) Except for the specific representations and warranties of Company expressly set forth in Article 3, neither the Company nor any other person makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided (including in any management presentations, the Data Room Information, supplemental information or other materials or information with respect to the Company) or otherwise made available to Purchaser.

(c) This Agreement: (i) shall not be assigned by operation of law or otherwise, except that the Purchaser may assign all or any portion of its rights under this Agreement to any affiliate of the Purchaser or to any financing source of Purchaser for collateral security purposes, but no such assignment shall relieve the Purchaser of its obligations hereunder; and (ii) shall be governed in all respects, including validity, interpretation and effect, by the laws of the Province of Ontario and the laws of Canada applicable therein, without giving effect to the principles of conflict of laws thereof. Subject to Section 11.9 and without derogation therefrom, each party hereto irrevocably attorns to the non-exclusive jurisdiction of the courts of such province.

11.11	Construction

The parties hereto acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement and that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party, including the rule or doctrine of contra proferentum, shall not be applicable in the interpretation of this Agreement.

11.12	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

IN WITNESS WHEREOF, the parties have executed this Agreement.

PATHEON INC.

By:	/s/ Riccardo Trecroce
Name: Riccardo Trecroce
Title: Chief Executive Officer

JLL PARTNERS FUND V, L.P.

By:	JLL Associates V, L.P.
its General Partner
By:	JLL Associates G.P. V, L.L.C.
its General Partner

By:	/s/ Paul S. Levy
Paul S. Levy Managing Member

SCHEDULE A

TERMS OF CONVERTIBLE PREFERRED SHARES

The Class I Preferred Shares, Series C (the “Series C Preferred Shares”) shall have the following rights, privileges, restrictions and conditions (the “Series C Provisions”) in addition to the rights, privileges, restrictions and conditions attaching to the Class I Preferred Shares as a class:

1.	Interpretation

1.1	Definitions

Where used in these Series C Provisions, the following terms shall, unless there is something in the context otherwise inconsistent therewith, have the meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Act” means the Canada Business Corporations Act;

“Adjustment Election” has the meaning set out in Section 4.2;

“affiliate” has the meaning given to that term in NI 45-106;

“associate” has the meaning given to that term in NI 45-106;

“business day” means a day other than a Saturday, Sunday or any other statutory holiday in the City of Toronto, Ontario or New York, New York;

“Capital Reorganization” has the meaning given to that term in Section 5.3(b);

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Act (Ontario)) other than the Purchaser and its affiliates, of capital stock of the Company representing more than a majority of the aggregate ordinary voting power represented by the issued and outstanding voting securities of the Company; (b) if, during any period of up to 12 consecutive months, commencing on the Original Issue Date, individuals who at the beginning of such period (together with any new directors whose election or whose nomination for election by the stockholders was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination was previously so approved or was otherwise consented to by the directors elected by holders of Series D Preferred Shares) were directors of the Company shall cease for any reason (other than the death, disability or retirement of an officer of the Company that is serving as a director at such time so long as another officer of the Company replaces such person as a director or the replacement of designees of the Series C Holders pursuant to the terms hereof) to constitute a majority of the Board of Directors of the Company; or (c) the consummation of any merger, consolidation, amalgamation or similar scheme or arrangement pursuant to which the Company is not the surviving or resulting corporation and as a result of which the stockholders of the Company immediately prior to such transaction cease to own, directly or indirectly, beneficially or of record, at least a majority of the voting power of the outstanding shares of capital stock of the surviving or resulting corporation in such transaction;

“Common Share Reorganization” has the meaning given to that term in Section 5.3(a);

“Common Shares” means the common shares without par value in the capital of the Corporation;

“Conversion Notice” has the meaning given to that term in Section 5.1(b);

“Conversion Rate” at any time means the number of Common Shares obtained when the Issue Price is divided by the Reference Price, subject to the cumulative effect of all adjustments contemplated by Section 4 and Section 5;

“Convertible Security” means any evidence of indebtedness, share or other security convertible into or exchangeable for Common Shares;

“Current Market Price” of the Common Shares on any date means the volume weighted average trading price per share at which the Common Shares have traded in board lots on the TSX or, if the Common Shares are not then listed on the TSX, on such stock exchange or automated quotation system on which such shares are listed or quoted as may be selected by the board of directors for such purpose or, if not listed on any stock exchange, in the over-the-counter market, in each case, as of the last full trading day prior to the date of determination;

“director” means a director of the Corporation for the time being and “directors” or “board of directors” means the board of directors of the Corporation and reference, without further elaboration, to any action by the directors means action by the directors of the Corporation as a board;

“Dividend Payment Date” has the meaning given to that term in Section 3.1(a);

“Fiscal Year” means, in respect of the Corporation, the twelve-month period ending October 31 in each year;

“herein”, “hereto”, “hereunder”, “hereof”, “hereby” and similar expressions mean or refer to these Series C Provisions and not to any particular section, paragraph, clause, subclause, subdivision or portion hereof, and the expression “Section” followed by a number or a letter means and refers to the specified section of these Series C Provisions;

“Initial Adjustment Period” has the meaning set out in Section 4.1;

“Issue Price” means US$1,000 per Series C Preferred Share;

“Junior Shares” means any shares in the capital of the Corporation ranking after or subordinate to the Series C Preferred Shares as to the payment of dividends or the return of capital, including, without limiting the generality of the foregoing, the Common Shares;

“Mandatory Conversion Date” has the meaning given to that term in Section 5.2(b);

“Mandatory Conversion Notice” has the meaning given to that term in Section 5.2(b);

“NI 45-106” means National Instrument 45-106 of the Canadian Securities Administrators;

“Maturity Date” means the tenth anniversary of the Original Issue Date;

“Option” means any right, option, warrant or other security carrying, or agreement pursuant to which any person has, a contingent or vested right to acquire Common Shares or Convertible Securities; [Note to Draft: The dates contained herein will be revised, if closing is to occur on a date other than April 20, as appropriate to reflect any delay.]

“Original Issue Date” means the first date of issuance of Series C Preferred Shares, which is expected to be April 20, 2007;

“person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executive, administrator, legal personal representative, estate group, corporation, unincorporated association organization, governmental authority, syndicate, or other entity, whether or not having legal status;

“Purchaser” means JLL Partners Fund V, L.P.;

“Reference Price” means US$4.77 (representing the approximate U.S. dollar equivalent of C$5.55 as at March 1, 2007), subject to adjustment in accordance with Section 5;

“Series C Holder” means a person recorded on the securities register of the Corporation as being the registered holder of one or more Series C Preferred Shares;

“Series C Liquidation Preference” as of any date, means the Issue Price per Series C Preferred Share subject to adjustment in accordance with Section 4, plus all accrued and unpaid dividends per Series C Preferred Share as of such date, calculated pursuant to Section 3.1(a);

“Series D Preferred Shares” means the Class I Preferred Shares, Series D in the capital of the Corporation;

“Stub Period Fraction” shall mean a fraction, (x) the denominator of which is equal to the number of days between the last Dividend Payment Date prior to the date of the conversion or Liquidation, as the case may be, and the next Dividend Payment Date after the date of the conversion or Liquidation, and (y) the numerator of which is equal to the number days elapsed from the last Dividend Payment Date to the date of such conversion or Liquidation; and

“TSX” means the Toronto Stock Exchange.

1.2	Gender, etc.

Words importing only the singular number include the plural and vice versa and words importing any gender include all genders.

1.3	Currency

Unless otherwise indicated, all monetary amounts referred to herein shall be in lawful money of Canada.

1.4	Headings

The division of these Series C Provisions into sections, paragraphs or other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.5	Business Day

In the event that any date upon which any dividends on the Series C Preferred Shares are payable by the Corporation, or upon or by which any other action is required to be taken by the Corporation or any Series C Holder hereunder, is not a business day, then such dividend shall be payable or such other action shall be required to be taken on or by the next succeeding day which is a business day.

2.	Voting Rights

The Series C Holders shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation which the holders of the Common Shares are entitled to attend and shall have one vote at all such meetings of the shareholders of the Corporation for each Common Share into which a Series C Preferred Share held is then convertible in respect of all matters to be voted on by the holders of Common Shares, except for the election of directors. Except as set out in these Series C Provisions or as otherwise required by law, the Series C Preferred Shares and Common Shares shall vote together as a single class. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all Common Shares into which Series C Preferred Shares held by each holder could then be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

3.	Dividends

3.1	Cash Dividend Entitlement

(a) After the Initial Adjustment Period, subject to Section 4.2, the Series C Holders, in priority to the holders of Common Shares and any other Junior Shares, shall be entitled to receive and, subject to the Act, the Corporation shall pay, as and when declared by the board of directors out of monies properly applicable to the payment of dividends, cumulative preferential dividends, from the October 21, 2009 through and including the date on which such dividends are paid at the annual rate of 8.50% of the applicable Series C Liquidation Preference per Series C Preferred Share, payable in arrears on the 20th day of each of July, October, January and April (the “Dividend Payment Date”), commencing on January 20, 2010; provided that accumulated and unpaid dividends for any prior quarterly period may be paid at any time. Subject to Section 4.2, such dividends shall be deemed to accrue on the Series C Preferred Shares from October 21, 2009 and be cumulative whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

(b) From and after the conversion of any Series C Preferred Share into Common Shares, (i) the Series C Holder of such Series C Preferred. Share shall not be entitled to the payment of any accrued and unpaid cumulative dividends on such Series C Preferred Share referred to in Section 3.1(a) above, whether or not theretofore declared by the board of directors, and (ii) such Series C Holder shall be deemed to have waived its entitlement to receive any such dividends on such Series C Preferred Share but shall be entitled to all dividends declared and paid on the Common Shares on or after such conversion.

3.2	Restriction on Dividends on Junior Shares

Commencing with the Fiscal Year ending October 31, 2010, no dividends or distributions shall be paid on the Junior Shares, and no Junior Shares shall redeemed, repurchased or otherwise acquired for value by the Company, in any Fiscal Year until dividends on the Series C Preferred Shares in the full preferential amount specified in Section 3.1(a), less the amount of any such dividends otherwise payable on a Dividend Payment Date in respect of which the Corporation has made the Adjustment Election pursuant to Section 4.2 (or such Adjustment Election has been to deemed to have been made as provided below), have been declared and paid during such Fiscal Year.

4.	Periodic Adjustments

4.1	Initial Adjustment Period

During the period from the Original Issue Date to and including October 20, 2009 (the “Initial Adjustment Period”), on the 20th day of each of July, October, January and April no dividends shall be payable on the Series C Preferred Shares, but each of the Series C Liquidation Preference and the Conversion Rate shall be automatically adjusted by multiplying each of the Series C Liquidation Preference and the Conversion Rate in effect immediately prior to such date by 1.02125. Accordingly, on the dates set out below, for illustrative purposes, the Series C Liquidation Preference per Series C Preferred Share and the Conversion Rate, assuming that no other adjustment to the Reference Price is required pursuant to Section 5, will be as follows:

Date	Series C Liquidation Preference	Conversion Rate

July 20, 2007	$1,021.25	214.1644

October 20, 2007	$1,042.95	218.7154

January 20, 2008	$1,065.11	223.3631

April 20, 2008	$1,087.74	228.1096

July 20, 2008	$1,110.85	232.9569

October 20, 2008	$1,134.46	237.9072

January 20, 2009	$1,158.57	242.9628

April 20, 2009	$1,183.19	248.1257

July 20, 2009	$1,208.33	253.3984

October 20, 2009	$1,234.01	258.7831

4.2	Adjustment Election

(a) Notwithstanding Section 3.1(a), after the Initial Adjustment Period, in lieu of payment or accumulation of dividends to which the Series C Holders would otherwise be entitled on any Dividend Payment Date pursuant to Section 3.1(a), the Corporation may elect (the “Adjustment Election”) to instead adjust each of the Series C Liquidation Preference and the Conversion Rate on such Dividend Payment Date by multiplying each of the Series C Liquidation Preference and the Conversion Rate in effect immediately prior to such Dividend Payment Date by 1.02125.

(b) If the Corporation determines to make the Adjustment Election in respect of a Dividend Payment Date, it shall deliver or cause to be delivered, in accordance with Section 8, a notice of such election (the “Adjustment Election Notice”) at least 10 days before such Dividend Payment Date to the Series C Holders at their last addresses as the same appear on the books of the Corporation. The Adjustment Election Notice, if delivered in the manner herein provided, shall be conclusively deemed to have been duly given, whether or not the Series C Holders receive such notice. Each such Adjustment Election Notice shall specify the Dividend Payment Date in respect of which such election is made and shall set out the Series C Liquidation Preference and the Conversion Rate immediately before and after giving effect to the adjustment thereof pursuant to Section 4.2(a).

(c) In the event that the Company fails to give the notice required by Section 4.2(b) and fails to make payment of the required dividend in cash, the Conversion Rate shall be adjusted as provided in Section 4.2(b) as though the Company had given an Adjustment Election Notice with respect to such Dividend Payment Date.

4.3	Adjustments Cumulative; Pro Rata Adjustment for Partial Periods

(a) For the avoidance of doubt, all adjustments to the Conversion Rate contemplated by this Section 4 shall be cumulative in effect and each adjustment shall be applied to the

Conversion Rate as adjusted on the immediately prior Dividend Payment Date, subject to adjustment of the Reference Price pursuant to Section 5 hereof. In the event of any adjustment to the Reference Price pursuant to Section 5 hereof, the Conversion Rate shall be calculated to give effect to all prior adjustments contemplated by this Section 4 as though the Reference Price as adjusted pursuant to Section 5 were the Reference Price from the Original Issue Date, and all adjustments to the Conversion Rate pursuant to this Section 4 were then applied.

(b) In the event of any conversion of the Series C Preferred Shares pursuant to Section 5 hereof at a time between Dividend Payment Dates, either (i) if the conversion occurs during the Initial Adjustment Period or if the conversion occurs after the Initial Adjustment Period and the Corporation so elects, the Conversion Rate then in effect shall be multiplied by the sum of (A) one (1) plus (B) (x) 0.02125 multiplied by (y) the Stub Period Fraction, or (ii) if the conversion occurs after the Initial Adjustment Period and the Corporation elects not to make the adjustment described in (i) above, the Corporation shall pay to the holder of such shares an amount equal to the product of (A) 0.02125 and (B) the Stub Period Fraction.

5.	Conversion

5.1	Optional Conversion

(a) Upon and subject to the terms and conditions set out in this Section 5.1, the Series C Holders shall have the right, at any time and from time to time, to convert all or any part of their Series C Preferred Shares into that number of fully paid and non-assessable Common Shares that is equal to the number of Series C Preferred Shares to be converted multiplied by the Conversion Rate in effect on the date of conversion.

(b) The conversion right provided for in Section 5.1(a) may be exercised by any Series C Holder by delivery of a notice in writing (the “Conversion Notice”), together with the certificate or certificates representing the Series C Preferred Shares in respect of which the Series C Holder wishes to exercise its right of conversion and delivering such certificate or certificates to the Secretary of the Corporation at the Corporation’s registered office. The Conversion Notice shall be signed by such holder or by its duly authorized attorney or agent and shall specify the number of Series C Preferred Shares which the Series C Holder desires to have converted. If less than all the Series C Preferred Shares represented by a certificate or certificates are to be converted, the Series C Holder shall be entitled to receive, at the expense of the Corporation, a new certificate representing the Series C Preferred Shares represented by the surrendered certificate or certificates that are not to be converted.

(c) The share certificates representing any Common Shares issued upon the conversion of Series C Preferred Shares shall be issued at the expense of the Corporation in the name of the registered holder of the Series C Preferred Shares converted or in such name or names as the registered holder may direct in writing. In any case where the Common Shares are to be issued in the name of a person other than the holder of the converted Series C Preferred Shares, the transfer form on the back of the certificates in question shall be endorsed by the registered holder of the Series C Preferred Shares or its duly authorized attorney or agent.

(d) Each Series C Holder who elects to convert its Series C Preferred Shares, in whole or in part (or any other person or persons in whose name or names any certificates representing Common Shares are issued as provided in Section 5.1(c)), shall be deemed to have become the holder of record of the Common Shares into which such Series C Preferred Shares are converted, for all purposes, on the date of receipt by the Corporation of a duly completed Conversion Notice and the certificate or certificates representing the Series C Preferred Shares to be converted as provided in Section 5.1(b) and, effective as of such date, the Series C Holder shall cease to be registered as the holder of record of the Series C Preferred Shares so converted.

5.2	Mandatory Conversion

(a) Upon and subject to the terms and conditions set out in this Section 5.2, at any time after the Initial Adjustment Period, if the Current Market Price exceeds 165% of the then applicable Reference Price during any sixty (60) consecutive trading days on the TSX, the Corporation shall have the right to require the Series C Holders to convert all, but not less than all, of their Series C Preferred Shares into that number of fully paid and non-assessable Common Shares that is equal to the number of Series C Preferred Shares to be converted multiplied by the Conversion Rate in effect on the date of conversion (as adjusted pursuant to Section 4.3(b)).

(b) If the Corporation determines to require that all of the outstanding Series C Preferred Shares be converted into Common Shares pursuant to Section 5.2(a), it shall fix a date for conversion (the “Mandatory Conversion Date”) and it shall deliver or cause to be delivered, in accordance with Section 8, a notice of such conversion (the “Mandatory Conversion Notice”) at least 10 days prior to the Mandatory Conversion Date to the Series C Holders at their last addresses as the same appear on the books of the Corporation. The Mandatory Conversion Notice, if delivered in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Series C Holders receive such notice. The Mandatory Conversion Notice shall specify the Mandatory Conversion Date, the number of Common Shares into which each Series C Preferred Share is to be converted, the place or places for surrender of certificates representing such Series C Preferred Shares and that such Common Shares will be delivered upon presentation and surrender of certificates representing such Series C Preferred Shares. The Mandatory Conversion Notice shall be accompanied by a certificate of an officer of the Corporation certifying that the Current Market Price has exceeded 165% of the then applicable Reference Price during any sixty (60) consecutive trading days on the TSX.

(c) As promptly as practicable upon receipt of a Mandatory Conversion Notice, but in any event within 5 business days after receipt thereof, each Series C Holder shall surrender the certificate or certificates for such Series C Preferred Shares, duly endorsed, at a place designated for such surrender. The share certificates representing any Common Shares issued upon the conversion of Series C Preferred Shares shall be issued at the expense of the Corporation in the name of the registered holder of the Series C Preferred Shares converted or in such name or names as the registered holder may direct in writing. In any case where the Common Shares are to be issued in the name of a person other than the holder of the converted Series C Preferred Shares, the transfer form on the back of the certificates in question shall be endorsed by the registered holder of the Series C Preferred Shares or its duly authorized attorney or agent.

(d) As promptly as practicable after the later of the Mandatory Conversion Date and the satisfaction of the requirements for surrender set forth in Section 5.2(c), but in any event within 5 business days after receipt thereof, the Corporation shall issue and deliver to such Series C Holder at the address designated in such instructions a certificate or certificates for the number of Common Shares specified in the Mandatory Conversion Notice in accordance with this Section 5.2.

(e) Each Series C Holder (or any other person or persons in whose name or names any certificates representing Common Shares are issued as provided in Section 5.2(c)), shall be deemed to have become the holder of record of the Common Shares into which such Series C Preferred Shares are converted, for all purposes, on the Mandatory Conversion Date and, effective as of such date, the Series C Holder shall cease to be registered as the holder of record of the Series C Preferred Shares so converted.

5.3	Anti-Dilution Adjustments

(a) If and whenever at any time and from time to time the Corporation shall: (i) subdivide, redivide or change its then outstanding Common Shares into a greater number of Common Shares; (ii) reduce, combine or consolidate or change its then outstanding Common Shares into a lesser number of Common Shares; or (iii) issue Common Shares or Convertible Securities to the holders of all or substantially all of its then outstanding Common Shares by way of stock dividend or other distribution (any of such events being herein called a “Common Share Reorganization”), the Conversion Rate shall be adjusted effective immediately after the record date at which the holders of Common Shares are determined for the purpose of the Common Share Reorganization by adjusting the Reference Price to a Reference Price that is the product of (i) the Reference Price in effect on the record date, and (ii) a fraction:

(i)	the numerator of which shall be the number of Common Shares outstanding on the record date before giving effect to the Common Share Reorganization; and

(ii)	the denominator of which shall be the number of Common Shares outstanding after the completion of such Common Share Reorganization (but before giving effect to the issue of any Common Shares issued after such record date otherwise than as part of such Common Share Reorganization), including, in the case where securities exchangeable or convertible into Common Shares are distributed, the number of Common Shares that would have been outstanding had such securities been exchanged for or converted into Common Shares on such record date.

(b) If and whenever there is a capital reorganization of the Corporation not otherwise provided for in this Section 5.3 or a consolidation, merger, arrangement or amalgamation (statutory or otherwise) of the Corporation with or into another body corporate (any such event being called a “Capital Reorganization”), any Series C Holder who has not exercised its right of conversion prior to the record date for such Capital Reorganization shall be entitled to receive and shall accept, upon the exercise of such right at any time after the record date for such Capital Reorganization, in lieu of the number of Common Shares to which it was theretofore entitled upon conversion, the amount of cash or other property or the aggregate number of shares or other securities of the Corporation or of the corporation or body corporate resulting, surviving or continuing from the Capital Reorganization that such holder would have been entitled to receive as a result of such Capital Reorganization if, on the record date, such holder had been the registered holder of the number of Common Shares to which it was theretofore entitled upon conversion, subject to adjustment thereafter in accordance with provisions the same, as nearly as may be possible, as those contained in Section 5.3(a). No such Capital Reorganization shall be carried into effect unless all necessary steps shall have been taken so that the Series C Holders shall thereafter be entitled to receive such cash or other property, or the number of shares or other securities of the Corporation or of the corporation or body corporate resulting, surviving or continuing from the Capital Reorganization.

5.4	Rules for Adjustment of Reference Price

The following rules and procedures shall be applicable to adjustments of the Reference Price made pursuant to Section 5.3:

(a)	forthwith after any adjustment in the Reference Price, the Corporation shall deliver to each of the Series C Holders a certificate setting out the amount of such adjustment and, in reasonable detail, the event requiring and the manner of computing such adjustment; and

(b)	any question or issue that at any time or from time to time arises with respect to the Reference Price or any adjustment in the amount of the Reference Price shall be conclusively determined by the auditors from time to time of the Corporation and shall be binding upon the Corporation and all holders of the Series C Preferred Shares and Common Shares.

5.5	Notice of Certain Events

If the Corporation intends to fix a record date for any Common Share Reorganization (other than a subdivision, consolidation or reclassification) or Capital Reorganization, the Corporation shall, not less than 10 days prior to such record date, notify each Series C Holder of such intention by written notice setting forth the particulars of such Common Share Reorganization or Capital Reorganization in reasonable detail. The Series C Holders may waive the giving of any such notice in the manner provided for the giving of consents and approvals of the Series C Holders contained in Section 8.

5.6	No Fractional Shares

No fractional Common Shares shall be issuable on the conversion of Series C Preferred Shares. In any case where a fraction of a Common Share would otherwise be issuable on conversion of one or more Series C Preferred Shares, the aggregate number of Common Shares to be issued upon such conversion shall be rounded to the nearest whole number, with one-half being rounded up.

5.7	Reservation of Common Shares

So long as any of the Series C Preferred Shares are outstanding and entitled to the right of conversion herein provided, the Corporation shall at all times reserve and hold out of its unissued Common Shares a sufficient number of unissued Common Shares to enable all of the Series C Preferred Shares outstanding to be converted upon the basis and upon the terms and conditions herein provided in this Section 5.

6.	Liquidation Entitlement

(a) In the event of a liquidation, dissolution or winding up of the Corporation, or other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs (a “Liquidation”), there will be paid to each Series C Holder, in respect of each Series C Preferred Share held by such holder, in preference to and priority over any distribution or payment on any other share in the capital of the Corporation, the greater of (i) the Series C Liquidation Preference and (ii) (x) the amount per Common Share that would be paid to the holder of a Common Share in the Liquidation of the Company multiplied by (y) the Conversion Rate then in effect, and after such payment such Series C Holder shall not be entitled to participate in any further distribution of property or assets of the Corporation.

(b) In the event of any Liquidation that takes place at a time between Dividend Payment Dates, the Series C Liquidation Preference then in effect shall be multiplied by the sum of (i) one (1) plus (ii) (x) 0.02125 multiplied by (y) the Stub Period Fraction.

7.	Redemption

7.1	Mandatory Redemption

(a) The Corporation shall not be entitled to redeem any Series C Preferred Shares, except in accordance with this Section 7.1.

(b) Subject to the Act, on the Maturity Date, the Corporation shall redeem all, but not less than all, of the then outstanding Series C Preferred Shares for cash at a redemption price per Series C Preferred Share equal to the Series C Liquidation Preference as of such date.

(c) Subject to the Act, upon the occurrence of a Change of Control, the Corporation shall redeem all, but not less than all, of the then outstanding Series C Preferred Shares for cash at a redemption price per Series C Preferred Share equal to the greater of (a) the Series C Liquidation Preference and (b) the product of (i) the cash consideration per Common Share, if any, to be received by the holders thereof pursuant to the Change of Control transaction and (ii) the Conversion Rate then in effect.

7.2	Rules and Procedures for Redemption

All redemptions of Series C Preferred Shares shall be in accordance with the following rules and procedures:

(i)	subject as provided in paragraph (ii), on any redemption the Corporation shall, at least 30 days and not more than 60 days before the redemption is to take place, give notice of redemption to each Series C Holder who at the date the notice is given is the registered holder of a Series C Preferred Share to be redeemed, but accidental failure to give any such notice to one or more such holders shall not affect the validity of the redemption;

(ii)	a Series C Holder may waive notice of redemption or consent to the abridgement of the time for giving such notice, and if the notice is waived the Corporation shall be deemed to have given a notice specifying as the date for redemption the date the redemption actually occurs;

(iii)	a notice of redemption will set out the date on which redemption is to take place, the applicable redemption price, the number of Series C Preferred Shares to be redeemed, the place or places for surrender of certificates representing such Series C Preferred Shares and that the applicable redemption price will be delivered upon presentation and surrender of certificates representing such Series C Preferred Shares;

(iv)	on or after the date specified for redemption in such notice the Corporation will, on presentation and surrender at a place designated for such surrender of the certificate or certificates for the Series C Preferred Shares to be redeemed, pay or cause to be paid, to or to the order of the Series C Holder, the applicable redemption price therefor;

(v)	a Series C Preferred Share in respect of which the applicable redemption price is paid as provided herein shall thereupon be and be deemed to be redeemed and the certificate or certificates representing such Series C Preferred Shares shall be cancelled;

(vi)	after the date for redemption specified in a notice of redemption, the holder of a Series C Preferred Share called for redemption shall not be entitled to exercise any of the rights of a holder thereof unless payment of the applicable redemption price is not made on presentation of the certificate or certificates therefor in accordance with the provisions hereof, in which case the rights of the holder will thereupon be restored;

(vii)

if a Series C Holder fails to present and surrender the certificate or certificates evidencing the Series C Preferred Shares before the expiration of 15 days after the date specified for redemption, the Corporation may deposit the applicable redemption price for the Series C Preferred Shares to be redeemed in a special account in any chartered bank or trust company in Ontario to be paid without interest to or to the order of the holder upon presentation and surrender to such bank or trust company of the certificate or certificates, and upon the making of such deposit every Series C Preferred Share in respect of which the deposit is made will and will be deemed to be redeemed and the rights of the holder thereof after such deposit will be limited to receiving without interest the applicable redemption price therefor so deposited against presentation and surrender of the certificate or certificates; and

(viii)	where notice of redemption has been given by the Corporation, no transfer of any Series C Preferred Shares may be made by a Series C Holder to whom the particular notice was directed.

8.	Notices

Any notice required or permitted to be given to any Series C Holder shall be delivered by courier or by mail to such holder at its address as it appears on the records of the Corporation. Any such notice shall be deemed to be received on the earlier of (i) the date of actual receipt and (ii) two business days following the date on which the notice is sent.

SCHEDULE B

TERMS OF SPECIAL VOTING PREFERRED SHARES

The Class I Preferred Shares, Series D (the “Series D Preferred Shares”) shall have the following rights, privileges, restrictions and conditions (the “Series D Provisions”) in addition to the rights, privileges, restrictions and conditions attaching to the Class I Preferred Shares as a class:

1.	Interpretation

1.1	Definitions

Where used in these Series D Provisions, the following terms shall, unless there is something in the context otherwise inconsistent therewith, have the meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Act” means the Canada Business Corporations Act;

“business day” means a day other than a Saturday, Sunday or any other statutory holiday in the City of Toronto, Ontario or New York, New York;

“Common Shares” means the common shares without par value in the capital of the Corporation;

“director” means a director of the Corporation for the time being and “directors” or “board of directors” means the board of directors of the Corporation and reference, without further elaboration, to any action by the directors means action by the directors of the Corporation as a board;

“herein”, “hereto”, “hereunder”, “hereof”, “hereby” and similar expressions mean or refer to these Series D Provisions and not to any particular section, paragraph, clause, subclause, subdivision or portion hereof, and the expression “Section” followed by a number or a letter means and refers to the specified section of these Series D Provisions;

“JLL” means JLL Partners Fund V, L.P.;

“JLL Representative Number” means:

(a)	if JLL holds at least 90,000 Series C Preferred Shares (or the corresponding number of Common Shares issued upon the exercise of conversion rights attaching to the Series C Preferred Shares), then the JLL Representative Number shall be three (3);

(b)	if JLL holds at least 45,000, but fewer than 90,000, Series C Preferred Shares (or the corresponding number of Common Shares issued upon the exercise of conversion rights attaching to the Series C Preferred Shares), then the JLL Representative Number shall be two (2);

(c)	if JLL holds at least 22,500, but fewer than 45,000, Series C Preferred Shares (or the corresponding number of Common Shares issued upon the exercise of conversion rights attaching to the Series C Preferred Shares), then the JLL Representative Number shall be one (1).

“Series C Holder” means a person recorded on the securities register of the Corporation as being the registered holder of one of more Series C Preferred Shares;

“Series C Preferred Shares” means the Class I Preferred Shares, Series C in the capital of the Corporation; and

“Series D Holder” means a person recorded on the securities register of the Corporation as being the registered holder of one or more Series D Preferred Shares.

1.2	Gender, etc.

Words importing only the singular number include the plural and vice versa and words importing any gender include all genders.

1.3	Currency

Unless otherwise indicated, all monetary amounts referred to herein shall be in lawful money of Canada.

1.4	Headings

The division of these Series D Provisions into sections, paragraphs or other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.5	Business Day

In the event that any date upon which any action is required to be taken by the Corporation or any Series D Holder hereunder, is not a business day, then such dividend shall be payable or such other action shall be required to be taken on or by the next succeeding day which is a business day.

2.	Voting Rights

The Series D Holders shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation which the holders of the Common Shares and the Series C Holders are entitled to attend. The Series D Holders, voting separately as a class, shall have the right to elect the JLL Representative Number of directors of the Corporation from time to time and shall not be entitled, as such, to vote in the election of the remaining directors of the Corporation. Except as provided in the immediately preceding sentence or as otherwise required by the Act, the Series D Holders shall not be entitled, as such, to vote at any meeting of the shareholders of the Corporation. The Series D Holders may exercise their right to elect the JLL Representative Number of directors pursuant to this Section 2 by one or more instruments in writing signed by holders of a majority of the Series D Preferred Shares then outstanding or by a resolution passed by a majority of the votes cast at a meeting of the Series D Holders duly called and held for that purpose.

3.	Dividends

The Class D Holders shall not be entitled, as such, to receive any dividends.

4.	Liquidation Entitlement

In the event of a liquidation, dissolution or winding up of the Corporation, or other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, subject to the prior rights of the Series C Holders, there will be paid to each Series D Holder, in respect of each Series D Preferred Share held by such holder, in preference to and priority over any distribution or payment on any other share in the capital of the Corporation other than the Series C Preferred Shares, the amount of $0.0001, and after such payment such Series D Holder shall not be entitled to participate in any further distribution of property or assets of the Corporation.

5.	Automatic Cancellation

The Series D Preferred Shares shall automatically be cancelled, without any further action on the part of the Corporation, if JLL at any time ceases to hold at least 22,500 Series C Preferred Shares (or the corresponding number of Common Shares issued upon the exercise of conversion rights attaching to the Series C Preferred Shares).

6.	Notices

Any notice required or permitted to be given to any Series D Holder shall be delivered by courier or by mail to such holder at its address as it appears on the records of the Corporation. Any such notice shall be deemed to be received on the earlier of (i) the date of actual receipt and (ii) two business days following the date on which the notice is sent.

SCHEDULE C

FORM OF INVESTOR AGREEMENT

INVESTOR AGREEMENT

PATHEON INC.

– and –

JLL PARTNERS FUND V, L.P.

April 20, 2007

TABLE OF CONTENTS

ARTICLE 1
INTERPRETATION

1.1	Definitions	1
1.2	Construction	4
ARTICLE 2 GOVERNANCE

2.1	Board Representation	5
2.2	Special Approval Rights	7
2.3	Expiry of Special Approval Rights	7

ARTICLE 3
STANDSTILL

3.1	Standstill	8
3.2	Exception for Bid for All	9
3.3	Expiry of Standstill	9

ARTICLE 4
DEMAND REGISTRATION

4.1	Requests for Demand Registrations	10
4.2	Demand Registration Expenses	10
4.3	Selection of Lead Underwriters	10
4.4	Participation by the Company	10

ARTICLE 5
INCIDENTAL REGISTRATION

5.1	Incidental Registrations	11
5.2	Incidental Registration Expenses	11

ARTICLE 6
RESTRICTIONS

6.1	Restrictions on Demand Registrations	11
6.2	Expiry of Registration Rights Provisions	12

ARTICLE 7 PRO-RATION

7.1	General	12

- i -

ARTICLE 8
REGISTRATION PROCEDURES

8.1	Procedures	13
8.2	Other Sales	16
8.3	Obligations of the Purchaser	16
8.4	Obligations of the Company.	16

ARTICLE 9
DUE DILIGENCE; INDEMNIFICATION

9.1	Preparation; Reasonable Investigation.	17
9.2	Indemnification.	17

ARTICLE 10
GENERAL PROVISIONS

10.1	Notices	19
10.2	Severability	20
10.3	Amendment	21
10.4	Waiver	21
10.5	Entire Agreement, Assignment and Governing Law	21
10.6	Construction	21
10.7	Counterparts	21

- ii -

INVESTOR AGREEMENT

THIS AGREEMENT made the 20th day of April, 2007.

BETWEEN:

PATHEON INC.,

a corporation existing under the laws of Canada,

(hereinafter called the “Company”)

                                 -and-

JLL PARTNERS FUND V, L.P.,

a limited partnership existing under the laws of the

State of Delaware,

(hereinafter called the “Purchaser”).

WHEREAS the Company and the Purchaser have entered into an agreement (the “Purchase Agreement”) dated March 1, 2007 which provides for the issue and sale by the Company to the Purchaser of 150,000 Convertible Preferred Shares and 150,000 Special Voting Preferred Shares of the Company (the “Private Placement”);

AND WHEREAS pursuant to sections 7.1 and 7.2 of the Purchase Agreement, it is a condition of closing of the Private Placement that the Company and the Purchaser shall have entered into this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties hereto hereby covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

Where used in this Agreement, unless there is something in the context or the subject matter inconsistent therewith, the following terms shall have the following meanings, respectively:

“1933 Act” means the United States Securities Act of 1933, as amended;

“affiliate” has the meaning given to that term in NI 45-106;

“applicable laws” includes any federal, provincial, state, regional, municipal or local law, ordinances, rules, policies, guidelines, decrees, orders, authorizations, approvals, notices, licences, permits, directives or other requirements of any Governmental Authority having force of law;

“Board” means the board of directors of the Company;

“business day” means any day other than a Saturday or Sunday or statutory holiday in Toronto or New York;

“Canadian Securities Acts” means the applicable securities legislation of each of the provinces of Canada and all published regulations, policy statements, orders, rules, national instruments, rulings, communiques and interpretation notes issued thereunder or in relation thereto, as the same may hereafter be amended from time to time or replaced;

“Canadian Securities Commissions” means the securities commission or similar securities regulatory authority in each of the provinces of Canada;

“CBCA” mean the Canada Business Corporations Act, as amended;

“Common Shares” means the common shares in the capital of the Company;

“control distribution” has the meaning given to that term in NI 45-106;

“Convertible Preferred Shares” means the Class I preferred shares, Series C, of the Company, having the rights, privileges, restrictions and conditions set forth in the Share Provisions and Articles of Amendment relating thereto.

“Convertible Securities” means securities convertible into or exchangeable for Common Shares, including, the greater certainty, the Convertible Preferred Shares;

“Demand Registration” has the meaning set out in Section 4.1;

“Demand Registrable Securities” has the meaning set out in Section 5.1;

“Fully-Diluted Shares” means, collectively, Common Shares which are issued and outstanding and unissued Common Shares issuable upon the exercise of any conversion or acquisition rights attached to outstanding Convertible Securities;

“GAAP” means generally accepted accounting principles in Canada consistently applied;

“Incidental Registration” has the meaning set out in Section 5.1;

“Meeting” has the meaning set out in the Purchase Agreement;

“MOVA Seller” means, together, Joaquín Viso and Olga Lizardi;

“MOVA Seller Registration Rights Agreement” means the registration rights agreement dated as of December 23, 2004 between the Company and the MOVA Seller;

“NI 45-102” means National Instrument 45-102 of the Canadian Securities Administrators;

“NI 45-106” means National Instrument 45-106 of the Canadian Securities Administrators;

“person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, corporation, unincorporated association or organization, governmental authority, syndicate or other entity, whether or not having legal status;

“Private Placement” has the meaning set out in the first recital hereto;

“Purchaser Group” has the meaning set out in Section 3.1(a)(i);

“Purchaser Representative” has the meaning set out in Section 2.1;

“Registrable Securities” means:

(a) the Convertible Preferred Shares;

(b) any Common Shares issued or issuable upon the conversion of the Convertible Preferred Shares;

(c) any securities of the Company issued as a distribution made in respect of the securities referred to in clause (a) or (b) above;

(d) any securities of the Company issued in exchange for or in replacement of the securities referred to in clause (a), (b) or (c) above,

“Registration” means the qualification under any of the Canadian Securities Acts (and, if the Company is eligible to effect such qualification in the United States under a registration statement on Form F-10 and the Purchaser so requests, the 1933 Act) of the distribution of Registrable Securities to the public in any or all of the provinces of Canada (and the United States, if applicable);

“Registration Expenses” means all expenses (other than fees or commissions payable to any underwriter, investment banker, manager or agent in connection with the distribution of the Registrable Securities) incurred in connection with a Registration, including the following:

(a)	all fees, disbursements and expenses of counsel and auditors to the Company;

(b)	all expenses in connection with the preparation, translation, printing and filing of any preliminary prospectus, prospectus or any other offering document and any amendments and supplements thereto and the mailing and delivering of copies thereof to any underwriters and dealers;

(c)	all filing fees of any Canadian Securities Commission;

(d)	all transfer agents’, depositaries’ and registrars’ fees and the fees of any other agent appointed by the Company in connection with a Registration;

(e)	all fees and expenses payable in connection with the listing of any Registrable Securities on each securities exchange or over the counter market on which the Common Shares are then listed;

(f)	all printing, copying and mailing expenses, all messenger and delivery expenses;

(g)	all expenses reasonably incurred by the Purchaser in connection with the Registration, including any fees and expenses of the Purchaser’s counsel, independent public accountants and other advisors; and

(h)	all costs and expenses of the Company associated with the conduct of any “road show” related to such Registration;

“Request” has the meaning set out in Section 4.1;

“SEC” means the United States Securities and Exchange Commission;

“Shareholder Rights Plan” has the meaning set out in the Purchase Agreement;

“Shareholders” means holders of Common Shares or Convertible Preferred Shares;

“Special Voting Preferred Shares” means the Class I preferred shares, Series D, of the Company, having the rights, privileges, restrictions and conditions set forth in the Share Provisions and Articles of Amendment relating thereto;

“Standstill Expiry Date” has the meaning set out in Section 3.3;

“subsidiary” has the meaning set out in NI 45-106;

“Transfer” means any sale, exchange, transfer, assignment, gift, pledge, encumbrance, hypothecation, alienation, grant of a security interest or other transaction, whether voluntary, involuntary or by operation of law, by which the legal or beneficial ownership of, or any security or other interest in, such security passes from one person to another person or to the same person in a different capacity, whether or not for value, except to an affiliate of the Purchaser;

“TSX” means the Toronto Stock Exchange; and

“underwriter” has the meaning set out in the Securities Act (Ontario).

1.2	Construction

In this Agreement, unless otherwise expressly stated or the context otherwise requires:

(a)	the division of this Agreement into Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(b)	the terms, “this Agreement”, “herein”, “hereby”, “hereof” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto;

(c)	references to Articles, Sections and Schedules are to the specified Articles, Sections of or Schedules to this Agreement;

(d)	words importing the singular include the plural and vice versa and words importing any gender shall include the masculine, feminine and neutral genders;

(e)	the words “includes” and “including”, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

(f)	the words “material” and “materially” shall be construed, measured or assessed on the basis of whether the matter would materially affect a party and its subsidiaries, taken as a whole;

(g)	all references herein to dollar amounts are references to United States dollars; and

(h)	if the date on which any action is required to be taken hereunder by any of the Parties is not a business day, such action shall be required to be taken on the next succeeding day that is a business day.

ARTICLE 2

GOVERNANCE

2.1	Board Representation

(a) The Board shall consist of up to nine members. The Purchaser shall be entitled to designate nominees for election or appointment to the Board (the “Purchaser Representatives”) as follows:

(i)	so long as the Purchaser holds at least 90,000 Convertible Preferred Shares (or the corresponding number of the Common Shares issued upon conversion of the Convertible Preferred Shares), it shall be entitled to designate three Purchaser Representatives;

(ii)	so long as the Purchaser holds at least 45,000 Convertible Preferred Shares (or the corresponding number of the Common Shares issued upon conversion of the Convertible Preferred Shares), it shall be entitled to designate two Purchaser Representatives; and

(iii)	so long as the Purchaser holds at least 22,500 Convertible Preferred Shares (or the corresponding number of the Common Shares issued upon conversion of the Convertible Preferred Shares), it shall be entitled to designate one Purchaser Representative.

The parties hereto acknowledge and agree that the Purchaser is entitled to appoint certain designees to the Company's Board of Directors pursuant to the terms of the Special Voting Preferred Shares and that this provision is intended to be in furtherance of such rights. In no event will this Section 2.1 be construed to duplicate the rights granted to the Purchaser pursuant to the terms of the Special Voting Preferred Shares. The Purchaser shall not Transfer any of the Special Voting Preferred Shares. In the event that the Purchaser no longer holds any Special Voting Preferred Shares and is therefore not entitled to elect directors to the Company’s Board of Directors pursuant to the terms thereof, this Section 2.1 shall be controlling.

(b) The Purchaser acknowledges that three Purchaser Representatives were elected to the Board at the Meeting. Subject to the Purchaser’s Representative(s) consenting and writing to serve as a director of the Company, the Company shall cause the Purchaser Representative(s) to be included as nominees proposed by the Board to the Shareholders for election to the Board at each future meeting of the Shareholders where directors are to be elected by Shareholders. The Company shall use its reasonable commercial efforts to cause the election of such Purchaser Representative(s) at such meetings and shall solicit proxies in favour of the election of such Purchaser Representative(s) at such meetings.

(c) The Purchaser shall advise the Company of the identity of any Purchaser Representative at least 50 days prior to any meeting of Shareholders at which directors of the Company are to be elected or within 10 days of being notified of the record date for such a meeting. If the Purchaser does not advise the Company of the identity of any Purchaser Representative prior to such deadline, then the Purchaser will be deemed to have nominated its encumbent nominee. Any nominations by the Purchaser shall be subject to such nominee being acceptable to the Company’s corporate governance and nominating committee, acting reasonably.

(d) In the event that any Purchaser Representative shall cease to serve as a director of the Company, whether due to such Purchaser Representative’s death, disability, resignation or removal, the Company shall cause the Board to appoint a replacement Purchaser Representative designated by the Purchaser to fill the vacancy created by such death, disability, resignation or removal.

(e) The Purchaser shall promptly notify the Company in writing if ceases to hold at least 90,000, 45,000 or 22,500, as the case may be, Convertible Preferred Shares (or the corresponding number of the Common Shares issued upon conversion of the Convertible Preferred Shares). In addition, the Purchaser shall deliver a certificate to the Company, from time-to-time as the Company shall reasonably request, certifying the number of securities of the Company beneficially owned by the Purchaser as at the date of such certificate.

2.2	Special Approval Rights

In addition to any other approval that may be required at law or pursuant to the articles of the Company, subject to Section 2.3 the Company shall not take any of the following actions without the prior approval of the Purchaser:

(a)	the creation or issuance of any shares of capital stock ranking pari passu with or senior to the Convertible Preferred Shares and any issuance of additional Common Shares or other equity securities of the Company, or securities convertible for or exchangeable into, such securities, other than pursuant to the Company’s incentive stock option plan or any other security-based compensation arrangement consented to by the Purchaser;

(b)	declaration or payment of dividends or other distributions (including capital) on the Common Shares or other equity securities;

(c)	redemption, repurchase or other acquisition of any Common Shares or other equity securities;

(d)	any change to the articles of the Company;

(e)	any change to the rights of the existing classes of Common Shares of the Company;

(f)	any merger, consolidation, sale of all or substantially all of the assets of the Company or any similar business combination transaction;

(g)	incurrence of any indebtedness for borrowed money in excess of US$20 million, excluding borrowings under the Company’s credit facilities and any indebtedness incurred to fund all or part of the redemption price for all of the Preferred Equity Units;

(h)	initiation of any insolvency, restructuring or reorganization process, voluntary liquidation, dissolution or winding-up of the Company;

(i)	any change of the Chief Executive Officer of the Company; or

(j)	any change in the size of the board of directors of the Company.

2.3	Expiry of Special Approval Rights

The provisions of Section 2.2 shall terminate and expire if the Purchaser ceases to hold at least 52,500 Convertible Preferred Shares (or the corresponding number of the Common Shares issued upon conversion of such Convertible Preferred Shares).

ARTICLE 3

STANDSTILL

3.1	Standstill

The Purchaser covenants and agrees that, except as otherwise contemplated in this Agreement or the Purchase Agreement, prior to the Standstill Expiry Date, neither the Purchaser nor any of its affiliates will, without the prior written approval of the Company:

(a)	subject to Section 3.2, acquire or offer to acquire, directly or indirectly, by purchase or otherwise, any Common Shares or Convertible Securities or direct or indirect rights or options to acquire any Common Shares, other than:

(i)	securities received by the Purchaser and its wholly-owned subsidiary or subsidiaries that hold Common Shares or Convertible Securities from time to time (collectively, the “Purchaser Group”) as a result of a stock dividend or distribution made by, or a recapitalization of, the Company;

(ii)	securities acquired by the Purchaser Group in accordance with the terms of any dividend reinvestment or Common Share purchase plan made available from time to time by the Company to holders of Common Shares;

(iii)	rights and securities acquired pursuant to the exercise of rights issued to the Purchaser Group pursuant to a rights offering made by the Company to the holders of the Common Shares;

(iv)	securities acquired by the Purchaser Group on the exercise or exchange of rights issued pursuant to any shareholder rights plan of the Company and attached to Common Shares currently held, or subsequently acquired in accordance with this Agreement, by the Purchaser Group; and

(v)	Shares issued on conversion or exchange of any Convertible Securities or pursuant to any Subscription arrangement with the Company.

(b)	except pursuant to Section 3.2, engage in any discussions or negotiations, conclude any understandings or enter into any agreement, or otherwise act jointly or in concert with any third party to, propose or effect any take-over bid, amalgamation, merger, arrangement or other business combination with respect to the Company or to propose or effect any acquisition or purchase of any of the assets of the Company;

(c)

make or engage in, directly or indirectly, any solicitation of votes or proxies in respect of voting securities of the Company or in any manner influence any other person or entity to make or engage in such a solicitation, other than a proxy solicitation by management of the Company for any meeting of shareholders, where the matter or matters in respect of which such solicitation is made would reasonably be expected to result in the alteration of the structure of the Board as it exists at the date hereof;

(d)	initiate or solicit any other shareholder of the Company to initiate any shareholder proposal or requisition or solicit any shareholder of the Company to requisition the Board to call any meeting of shareholders or submit or solicit any other shareholder of the Company to submit any resolution to any meeting of shareholders where such shareholder proposal, the matter or matters in respect of which such requisition is made, or such resolution, as the case may be, would reasonably be expected to result in the alteration of the structure of the Board as it exists at the date hereof; or

(e)	form, join or in any way participate in a group acting jointly or in concert with respect to the acquisition of any Common Shares or Convertible Securities other than with its wholly-owned subsidiaries for the purpose of making acquisitions permitted by this Agreement.

3.2	Exception for Bid for All

Nothing in Section 3.1(a) shall prevent or restrict the Purchaser Group from

(a)	making an offer to all holders of Common Shares by way of take-over bid circular to acquire all but not less than all of the outstanding Common Shares (and any associated rights) held by such holders, and taking up any Common Shares tendered thereto; or

(b)	making an offer to all holders of any class or series of Convertible Securities by way of take-over bid circular to acquire all but not less than all of the outstanding securities of such class or series and taking up any such securities tendered thereto, provided that such offer is only made in conjunction with an offer referred to in Section 3.2(a),

, provided that such offer is made in compliance with the Shareholder Rights Plan, if it remains in effect when such offer is made. The Company shall use its reasonable commercial efforts to exempt from the operation of the Shareholder Rights Plan any offer by the Purchaser that complies with the provisions of this Section 3.2 and that is a Permitted Bid (as defined in the Shareholder Rights Plan).

3.3	Expiry of Standstill

The provisions of Section 3.1 shall terminate and expire on the earliest of the following (the “Standstill Expiry Date”):

(a)	the fifth anniversary of the date hereof;

(b)	the date upon which the Purchaser Group (i) ceases to own beneficially, directly or indirectly, Common Shares and Convertible Preferred Shares that represent at least 20% of the number of Common Shares then issued and outstanding and (ii) no longer has the right to nominate a Purchaser Representative to the Board; and

(c)	the date on which the Board approves any of the following actions, or approves the entering into by the Company of an agreement in respect of any transaction involving, (i) the sale of Common Shares or Convertible Securities representing more than 35% of the Fully-Diluted Shares to any third party other than a member of the Purchaser Group or any person acting jointly or in concert with any member of the Purchaser Group, (ii) a consolidation, merger, arrangement or amalgamation (statutory or otherwise) of the Company with any such third party or (iii) the acquisition by any such third party or group of such third parties of Common Shares or Convertible Securities representing more than 35% of the Fully-Diluted Shares.

ARTICLE 4

DEMAND REGISTRATION

4.1	Requests for Demand Registrations

Subject to Article 6, at any time, the Purchaser may request the Company to effect a qualification under the Canadian Securities Acts of the distribution to the public in any or all of the provinces of Canada of all or part of the Registrable Securities held by the Purchaser (such qualification being hereinafter referred to as a “Demand Registration”). Any such request shall be made by notice in writing (a “Request”) to the Company and shall specify the number and the class or classes of Registrable Securities to be sold (the “Designated Registrable Securities”) by the Purchaser, the intended method of disposition and the provinces in which the qualification is to be effected.

4.2	Demand Registration Expenses

All Registration Expenses incident to the Company’s performance of, or compliance with, its obligations under this Article 4 (excluding underwriting or placement discounts and commissions) shall be borne by the Company.

4.3	Selection of Lead Underwriters

The lead underwriters for any offering in connection with a Demand Registration shall be selected by the Purchaser. The Purchaser's selection will be subject to the approval of the Company, such approval not to be unreasonably withheld or delayed.

4.4	Participation by the Company

If at any time the Purchaser requests a Demand Registration, the Company shall have the right, within 48 hours of receipt of such request, to require the Purchaser to qualify for distribution to the public under such prospectus an offering of Common Shares of the Company from treasury. The Purchaser shall use all reasonable efforts to include in the proposed distribution such number of Common Shares of the Company as the Company shall request, upon the same terms (including the method of distribution) as such Demand Registration;

provided that the Purchaser shall not be required to include any such Common Shares in any such Demand Registration if the Purchaser is advised by its lead underwriter for the offering that in its good faith opinion the inclusion of such securities may materially and adversely affect the price or success of the offering or otherwise limit the number of shares able to be sold by Purchaser in connection with such offering.

ARTICLE 5

INCIDENTAL REGISTRATION

5.1	Incidental Registrations

Each time the Company elects to proceed with the preparation and filing of a prospectus under any Canadian Securities Act in connection with a proposed distribution of any of its securities for cash, whether by the Company or any of its security holders, the Company shall give written notice thereof to the Purchaser as soon as practicable. In such event, the Purchaser shall be entitled, by notice in writing given to the Company within 48 hours after the receipt of any such notice by the Purchaser, to request that the Company cause any or all of the Registrable Securities (the “Designated Registrable Securities”) held by the Purchaser to be included in such prospectus (such qualification being hereinafter referred to as an “Incidental Registration”). Notwithstanding the foregoing:

(a)	no Designated Registrable Securities shall be included in such prospectus, and no notice shall be required to be given to the Purchaser under this Section 5.1, if the lead underwriter for the offering shall advise the Company and the Purchaser that in its good faith opinion the inclusion of such securities may materially and adversely affect the price or success of the offering; and

(b)	the Company may at any time, and without the consent of the Purchaser, abandon the proposed offering in which the Purchaser has requested to participate.

5.2	Incidental Registration Expenses

All Registration Expenses incident to the Company’s performance of, or compliance with, its obligations under this Article 5 (excluding underwriting or placement discounts and commissions) shall be borne by the Company.

ARTICLE 6

RESTRICTIONS

6.1	Restrictions on Demand Registrations

(a) The Company shall not be obligated to effect more than two Demand Registrations pursuant to this Agreement. For the purposes of this Section 6.1, a Demand Registration shall not be considered as having been effected until a receipt has been issued by the Canadian Securities Commission(s) for the (final) prospectus pursuant to which the Registrable Securities are to be sold. Notwithstanding anything to the contrary contained herein, a Demand

Registration shall not be deemed to have been effected unless Purchaser shall have sold at least 50% of the Registrable Securities sought to be included in such Demand Registration.

(b) The Company’s obligation to comply with any request for a Demand Registration shall be subject to the limitation that the Company shall be entitled to postpone for a reasonable period of time (not to exceed 90 days or such greater period not in excess of 120 days required pursuant to the terms of an underwriting agreement to which the Company is a party) the filing of such prospectus otherwise required to be prepared and filed by it pursuant to this Agreement if, at the time it receives the Request, a majority of the directors of the Company determines, in their reasonable judgement, that the qualification or sale of the Designated Registrable Securities would have a material adverse effect on the Company or its securityholders because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material non-public information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under Ontario Securities Laws or the 1933 Act and gives prompt notice of such determination to the Purchaser; provided, however, that the Company may only invoke this right to postpone only once in any period of twelve (12) consecutive months, and that it shall not register any securities for its own account or that of any shareholder during such period of postponement.

6.2	Expiry of Registration Rights Provisions

The rights granted to the Purchaser pursuant to Article 4 hereof (or any assignee of the Purchaser permitted pursuant to Section 10.2) shall terminate and be of no further force or effect at such time as the Purchaser and its affiliates (or, in the case of any assignee, such assignee and its affiliates) no longer beneficially owns Registrable Securities representing at least 12,500,000 Fully Diluted Shares and the rights granted to the Purchaser pursuant to Article 5 (or any assignee of the Purchaser permitted pursuant to Section 10.2) shall terminate and be of no further force or effect at such time as the Purchaser and its affiliates (or, in the case of any assignee, such assignee and its affiliates) no longer beneficially owns Registrable Securities representing at least 6,250,000 Fully Diluted Shares. The Purchaser (and any assignee of the Purchaser permitted under Section 10.2) shall promptly notify the Company if its beneficial ownership of Registrable Securities falls below either of these thresholds.

ARTICLE 7

PRO-RATION

7.1	General

(a) Notwithstanding the provisions of Articles 4 and 5, if Registrable Securities are to be included in accordance with Articles 4, 5 and 6 in a prospectus pertaining to one or more underwritten public offerings and the lead underwriter for the offering(s) advises the Company in writing that in its good faith opinion the number of securities to be included exceeds the number of securities that can be sold in such offering(s) without materially and adversely affecting the price or success of the offering, the Company shall include securities in such prospectus qualification in the following priority, to the extent possible:

(i)	first (in respect of Demand Registrations), such Registrable Securities as to which prospectus qualification rights have been exercised by the Purchaser under Article 4 (the “Demand Securities”);

(ii)	second, the securities that the Company proposes to distribute; and

(iii)	third, (in respect of Incidental Registrations only) the total number of the Registrable Securities requested by the Purchaser to be included which in the good faith opinion of such lead underwriter can be sold without materially and adversely affecting the price or success of the offering, on a pro rata basis as between the Purchaser and the MOVA Seller based on the relation of the number of Fully-Diluted Shares represented by the Designated Registrable Securities specified in the notice, if any, given to the Company by the Purchaser accordance with Section 5.1 and by the Designated Registrable Securities (as defined in the MOVA Seller Registration Rights Agreement) specified in the notice, if any, given to the Company by the MOVA Seller in accordance with section 3.1 of the MOVA Seller Registration Rights Agreement, it being acknowledged and agreed by the Company that any Registrable Securities sought to be included in such offering by the Purchaser shall have priority over any securities sought to be included by any person other than the MOVA Seller having incidental registration rights.

(b) Without the prior written consent of the Purchaser, the Company shall not grant registration rights to any Person that are superior to, or otherwise inconsistent with, the rights granted to the Purchaser pursuant to this Agreement.

ARTICLE 8

REGISTRATION PROCEDURES

8.1	Procedures

Upon receipt of a Request or a notice from the Purchaser pursuant to Article 5, the Company shall use its best efforts to effect the Demand Registration or Incidental Registration, as the case may be. In particular, the Company shall:

(a) in the case of a Demand Registration, subject to Article 4, prepare and file (in any event within 45 days after the Request has been delivered to the Company) in the English language and, if required, French language, a preliminary prospectus under and in compliance with the Canadian Securities Acts in each jurisdiction in which the Registration is to be effected (and, if the Company is eligible to effect the Registration in the United States under a registration statement on Form F-10 and the Purchaser so requests, a registration statement on Form F-10) and such other related documents as may be necessary to be filed in connection with any such preliminary prospectus and shall, as soon as possible after any comments of the Canadian Securities Commissions have been satisfied with respect thereto, prepare and file under and in compliance with the Canadian Securities Acts a prospectus in the English language and, if required, French language and use its best efforts to cause a receipt to be issued for such prospectus as soon as possible and shall take all other steps and proceedings that may be necessary in order to qualify the Designated Registrable Securities under the applicable Canadian Securities Acts for distribution by registrants who comply with the relevant provisions of the Canadian Securities Acts and, if the Registration is to be effected in the United States by the filing of a registration statement on Form F-10, under the 1933 Act (provided that, before filing all such documents referred to in this Section 8.1(a), the Company shall furnish to the counsel to the Purchaser copies thereof and otherwise comply with Section 9.1);

(b) prepare and file with the applicable Canadian Securities Commissions in the jurisdictions in which the Registration is to be effected all such amendments and supplements to such preliminary prospectus and prospectus (and registration statement, if applicable) as may be necessary to comply with the provisions of the applicable Canadian Securities Acts with respect to the distribution of the Designated Registrable Securities, and to take such steps as are necessary to maintain the qualification of such prospectus (and registration statement, if applicable) until the earlier of (i) the time at which the distribution of the Designated Registrable Securities is completed and (ii) 42 days after the receipt for such prospectus has been issued by each of the applicable Canadian Securities Commissions (provided that, before filing such documents, the Company shall furnish to the counsel to the Purchaser copies thereof and otherwise comply with Section 9.1);

(c) furnish to the Purchaser such number of copies of such preliminary prospectus, prospectus and any amendment and supplement thereto (including any documents incorporated therein by reference) and such other relevant documents as the Purchaser may reasonably request in order to facilitate the disposition of the Designated Registrable Securities owned by the Purchaser;

(d) cause to be furnished to the Purchaser, the underwriter or underwriters of any offering and such other persons as the Purchaser may reasonably specify:

(iv)	an opinion of counsel to the Company, subject to customary assumptions and qualifications, addressed to the Purchaser and the underwriter or underwriters of such offering and dated the closing date of the offering as to the Company’s legal status and capacity, the Company’s authorized capital, the valid issuance of the Designated Registrable Securities, the enforceability against the Company of any underwriting agreement to which the Company is a party, the qualification of the distributions of the Designated Registrable Securities and such other customary matters as the Purchaser or any such underwriter may reasonably require;

(v)	a non-statutory “comfort” letter addressed to the underwriters dated the date of the prospectus and the closing date of the offering signed by the auditors of the Company in respect of the financial information contained in the prospectus;

(vi)

if the prospectus is filed in Quebec, opinions of Quebec counsel to the Company and the auditors of the Company addressed to the Purchaser and relating to the translation of the preliminary prospectus and the prospectus from the English language to the French language, such opinions being dated the dates of the preliminary prospectus and the prospectus; and

(vii)	such corporate certificates as are customarily furnished in securities offerings,

and, in each case, covering substantially the same matters as are customarily covered in such documents in the relevant jurisdictions and such other matters as the Purchaser may reasonably request;

(e) immediately notify the Purchaser of the occurrence of any event during the period referred to in Section 1(b) as a result of which the preliminary prospectus or the prospectus, as then in effect, might include an untrue statement of material fact or would omit any fact that is required to be stated or that is necessary to make any statement therein not misleading in light of the circumstances in which it was made (other than facts or statements provided by the Purchaser or any underwriter);

(f) otherwise use its best efforts to comply with the Canadian Securities Acts (and, if the Registration is to be effected in the United States by the filing of a registration statement on Form F-10, the 1933 Act), the Toronto Stock Exchange and any other stock exchange and over-the-counter market on which the Designated Registrable Securities are then listed or quoted;

(g) cause all such Designated Registrable Securities to be listed on each securities exchange or over-the-counter market on which similar securities issued by the Company are then listed;

(h) enter into an underwriting agreement with the underwriters for the offering containing such representations and warranties by the Company and such other terms and provisions as are customarily contained in Canadian underwriting agreements with respect to secondary distributions and indemnification agreements consistent with Section 9.2 and such other documents on such terms and conditions as are customary in secondary offerings and take all such other actions as are permitted by law as the Purchaser or the underwriters reasonably request in order to expedite or facilitate the disposition of the Designated Registrable Securities by the Purchaser; and

(i) in the event of the issuance of any order or ruling suspending the effectiveness of a prospectus receipt or any order suspending or preventing the use of any prospectus or suspending the qualification or the distribution of any of the Designated Registrable Securities qualified by such prospectus for sale in any applicable Canadian provinces, the Company shall promptly notify the Purchaser of such event and use its best efforts promptly to obtain the withdrawal of such order or ruling. The Company shall promptly notify the Purchaser of the withdrawal of any such order or ruling. The Purchaser shall not (until further notice) effect sales of Designated Registrable Securities or deliver any prospectus in respect of such sale after notification by the Company of any order or ruling suspending the effectiveness of the prospectus or after notification by the Company under Section 6.1(e).

8.2	Other Sales

After receipt by the Company of a Request, the Company shall not, without the prior written consent of the Purchaser, authorize, issue or sell Common Shares or Convertible Securities in any jurisdiction or agree to do so or publicly announce any intention to do so (except for securities issued pursuant to any legal obligation in effect on the date of the Request, pursuant to any security-based compensation arrangement or distribution reinvestment plan of the Company or as consideration paid to the vendors of any business or property directly or indirectly acquired by the Company) until the date which is 90 days after the later of (a) the date on which receipts are issued under all Canadian Securities Acts for the prospectus filed in connection with such Demand Registration and (b) the completion of the offering contemplated by the Demand Registration (unless the offering is not completed within such 90-day period).

8.3	Obligations of the Purchaser

In connection with any Demand Registration or Incidental Registration, the Purchaser shall:

(a) provide such information with respect to itself and the securities of the Company held by the Purchaser as may be reasonably required by the Company to comply with the applicable Canadian Securities Acts in each jurisdiction in which the Registration is to be effected;

(b) immediately notify the Company of the happening of any event during the period in Section 1(b), as a result of which the preliminary prospectus or the prospectus, as in effect, might include an untrue statement of material fact or would omit any fact that is required to be stated or is necessary to make any statement therein not misleading in light of the circumstances in which it was made insofar as such facts or statements relate to or were provided by the Purchaser; and

(c) comply with any applicable published policies, rules and regulations of the applicable Canadian Securities Commissions and any stock exchange and over-the-counter market on which the Registrable Securities are then listed or quoted.

8.4	Obligations of the Company.

The Company covenants and agrees to use its reasonable commercial efforts to make all filings required under the Canadian Securities Acts to maintain the Company’s status as a “reporting issuer” (or analogous status) under such legislation and maintain the listing and posting for trading of the Common Shares on the Toronto Stock Exchange; provided that the foregoing covenant shall not restrict the right of the Company to undertake a merger, sale or similar transaction involving the sale of all or substantially all of the Common Shares or assets of the Company as a result of which the Company ceases to be a “reporting issuer” (or hold analogous status) and/or ceases to maintain the listing of the Common Shares, provided that, for greater certainty Section 2.2, if otherwise applicable, shall continue to apply to such transaction. For greater certainty, nothing in this Agreement shall require the Company to (a) effect any Registration in the United States unless it is eligible to effect such registration by filing a registration statement on Form F-10 or (b) become eligible to register securities on Form F-10.

The Company shall not, without the prior written consent of the Purchaser, grant to any person registration or prospectus qualification rights or agree to register or qualify a prospectus of any kind or nature with respect to outstanding Common Shares or other securities of the Company if such rights would rank pari passu with or have a priority over the rights granted to the Purchaser pursuant to this Agreement, whether in terms of the number of Common Shares or other securities of the Company which the Purchaser may include in any prospectus qualification, the timing of any registration or prospectus qualification of Common Shares or other securities of the Company, the rights of the Purchaser to demand registration or prospectus qualification of Common Shares held by them at the time requested by them, or in any other material respect.

ARTICLE 9

DUE DILIGENCE; INDEMNIFICATION

9.1	Preparation; Reasonable Investigation.

In connection with the preparation and filing of any preliminary prospectus or prospectus as herein contemplated, the Company shall give the Purchaser, its underwriters, and their respective counsel, auditors and other representatives, the opportunity to participate in the preparation of such documents and each amendment thereof or supplement thereto, and shall insert therein such material, furnished to the Company in writing, which in the reasonable judgment of the Purchaser and their counsel should be included. Subject to the entering into of confidentiality agreements satisfactory to the Company, acting reasonably, the Company shall give the Purchaser and the underwriters such reasonable and customary access to the books and records of the Company and its subsidiaries and such reasonable and customary opportunities to discuss the business of the Company with its officers and auditors as shall be necessary in the reasonable opinion of the Purchaser, such underwriters and their respective counsel. The Company shall cooperate with the Purchaser and its underwriters in the conduct of all reasonable and customary due diligence which the Purchaser, such underwriters and their respective counsel may reasonably require in order to conduct a reasonable investigation for purposes of establishing a due diligence defence as contemplated by the Canadian Securities Acts and in order to enable such underwriters to execute the certificate required to be executed by them for inclusion in each such document.

9.2	Indemnification.

(a) By the Company. The Company agrees to indemnify, to the extent permitted by law, the Purchaser and the partners, members, officers and directors of the Purchaser and its affiliates and each person, if any, who participates as an underwriter in the offering or sale of the Designated Registrable Securities, their respective officers and directors and each person who controls such underwriter (within the meaning of any applicable Canadian Securities Act) against all losses (excluding loss of revenues or profits), claims, damages, liabilities and expenses arising out of or based upon (i) any information or statement contained in the preliminary prospectus, the prospectus or any amendment thereto which at the time and in light of the circumstances under which it was made contains a misrepresentation (as defined in the applicable Canadian Securities Act); (ii) any omission to state in the preliminary prospectus or the prospectus any fact that was required to be stated in such document or necessary to make any statement in such document not misleading at the time and in light of the circumstances under which it was made; (iii) any order made or inquiry, investigation or proceedings commenced or threatened by any applicable Canadian Securities Commission, the SEC, any court or other competent authority based upon any untrue statement or omission or any misrepresentation in the preliminary prospectus, the prospectus or any amendment thereto or based upon any failure to comply with applicable securities laws (other than any failure by the Purchaser or the underwriters) preventing or restricting the trading in or the sale and distribution of the Designated Registrable Securities pursuant to a Demand Registration; and (iv) non-compliance by the Company with any of the Canadian Securities Acts (or the 1933 Act, in the case of a Registration under that act) in connection with a Demand Registration and the distribution effected thereunder, except insofar as any information or statement referred to in clause (i), (ii) or (iii) of this Section 1(a) has been furnished in writing to the Company by the Purchaser pursuant to Section 1(b) or the underwriters expressly for use therein or the non-compliance is caused by the Purchaser's or any underwriter’s failure to deliver to a purchaser of Designated Registrable Securities a copy of the prospectus or any amendments or supplements thereto after the Company has furnished Purchaser with a sufficient number of copies of the same.

(b) By Purchaser. In connection with any Registration of Designated Registrable Securities, the Purchaser shall furnish to the Company in writing such information with respect to itself and the securities of the Company held by the Purchaser as may be reasonably required by the Company to comply with the applicable Canadian Securities Acts in each jurisdiction in which the Registration is to be effected and, to the extent permitted by law, shall indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of any Canadian Securities Act) against any losses (excluding loss of revenues or profits), claims, damages, liabilities and expenses arising out of or based upon: (i) any untrue statement of material fact contained in the prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make any statement therein not misleading, but only to the extent that such untrue statement, or omission is contained in any information so furnished in writing by the Purchaser pursuant to this Section 9.2(b); or (ii) any default by the Purchaser in respect of its obligations under Section 8.3(c).

(c) Procedure. Any Person entitled to indemnification hereunder shall: (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defence of such claim with counsel satisfactory to the indemnified party, acting reasonably. If such defence is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party, without the express written consent of an indemnified party, may settle any claims.

(d) Survival; Contribution. The indemnification provided for under this Agreement shall survive the expiry of this Agreement and shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive any transfer of securities pursuant thereto. In the event the indemnification is applicable in accordance with its terms but is unavailable in whole or in part for any reason under this Section 9.2, the Company and the Purchaser shall contribute to the aggregate of all losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative benefits received by the Company from the agreements being entered into between the Purchaser and the Company contemporaneously herewith and benefits received by the Purchaser from the distribution of Designated Registrable Securities and the relative fault of the Company and the Purchaser in connection with the event giving rise to liability.

ARTICLE 10

GENERAL PROVISIONS

10.1	Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party shall be in writing and may be given by delivering same or sending same by facsimile transmission or by delivery addressed to the party to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a business day or, if not, on the next succeeding business day) and if sent by facsimile transmission, be deemed to have been given and received at the time of receipt (if a business day or, if not, on the next succeeding business day) unless actually received after 4:00 p.m. (Toronto time) at the point of delivery, in which case it shall be deemed to have been given and received on the next business day.

The address for service for each of the parties hereto shall be as follows:

(a) If to the Company:

Patheon Inc.

7070 Mississauga Road

Suite 350

Mississauga, ON L5N 7J8

Fax: 905-812-6705

Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:

Davies Ward Phillips & Vineberg LLP

44th Floor, 1 First Canadian Place

Toronto, ON M5X 1B1

Fax:416-863-0871

Attention:Cameron M. Rusaw and Patrick E. Moyer

(b) If to the Purchaser:

c/o JLL Partners, Inc.
450 Lexington Avenue Suite 3350 New York, NY 10017

Fax:	212-286-8626
Attention:	Ramsey Frank

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
Wilmington, DE 19801

Facsimile:	302-651-3001
Attention:	Robert B. Pincus, Esq.

A party may change its address for service from time to time by giving notice to the other party in accordance with this Section 10.1.

10.2	Assignment of Registration Rights

All or a portion of the rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned (but only with all related obligations) by the Purchaser to a transferee of Registrable Securities representing at least 6,250,000 Fully-Diluted Shares; provided, however, that (w) the Company must be furnished with prior written notice of the name and address of such transferee and the Registrable Securities with respect to which such registration rights are being transferred; (x) such transferee shall agree in writing to be bound by and subject to the terms and conditions of this Agreement; (y) after such transfer the transferee shall be required to hold the number of Registrable Securities specified in Section 6.2 hereof to exercise rights under Article 4 or Article 5 hereof, as applicable; and (z) in no event shall the assignment of registration rights pursuant to this Section 10.2 increase the aggregate number of Demand Registrations that can be exercised pursuant to Article 5.

10.3	Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve each party’s anticipated benefits under this Agreement.

10.4	Amendment

This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

10.5	Waiver

At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party thereto or (b) waive compliance with any of the agreements of any other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

10.6	Entire Agreement, Assignment and Governing Law

(a) This Agreement and the Confidentiality and Standstill Agreement (together with all other documents and instruments referred to herein) constitute the entire agreement and supersede all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof and thereof. Notwithstanding the foregoing, in the event of any inconsistency between the terms and provisions of this Agreement and those contained in the Confidentiality and Standstill Agreement, the terms and provisions of this Agreement shall prevail.

(b) This Agreement: (i) shall not be assigned by operation of law or otherwise; and (ii) shall be governed in all respects, including validity, interpretation and effect, by the laws of the Province of Ontario and the laws of Canada applicable therein, without giving effect to the principles of conflict of laws thereof. Each party hereto irrevocably attorns to the non-exclusive jurisdiction of the courts of such province.

10.7	Construction

The parties hereto acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement and that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party, including the rule or doctrine of contra proferentum, shall not be applicable in the interpretation of this Agreement.

10.8	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

IN WITNESS WHEREOF, the parties have executed this Agreement.

PATHEON INC.

By:
Name: Riccardo Trecroce
Title: Chief Executive Officer

JLL PARTNERS FUND V, L.P.

By:	JLL Associates V, L.P.
its General Partner
By:	JLL Associates G.P. V, L.L.C.
its General Partner

By:
Paul S. Levy
Managing Member

SCHEDULE D

FORM OF EMPLOYMENT AGREEMENT AMENDING AGREEMENTS

AMENDING AGREEMENT

THIS AGREEMENT made as of the [20th] day of April, 2007,

B E T W E E N:

PATHEON INC.,

a corporation existing under the laws of Canada,

(hereinafter called the “Company”),

- and -

[    ],

an individual residing in [    ],

(hereinafter called the “Executive”),

WHEREAS the Company and the Executive are party to an employment agreement dated [    ], as amended by an agreement dated [    ](the “Employment Agreement”);

AND WHEREAS the Company has entered into a purchase agreement dated March 1, 2007 (the “Purchase Agreement”) with JLL Partners Fund V, L.P., a Delaware limited partnership, providing for the issuance to and purchase by the Purchaser, subject to the terms and conditions set out therein, of 150,000 Class I Preferred Shares, Series C;

AND WHEREAS it is a condition to the completion of the transactions contemplated by the Purchase Agreement that the Company and the Executive enter into this Agreement;

AND WHEREAS the Company and the Executive wish to amend the Employment Agreement on the terms and conditions set out herein.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities of the parties hereinafter contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), and intending to be legally bound, the parties covenant and agree as follows:

1.	Amendment to Definition of “Change in Control”

The Employment Agreement is hereby amended by inserting the following at the end of the definition of “Change in Control” in section 1.1 of the Employment Agreement:

“; provided that the transactions contemplated under the purchase agreement dated March 1, 2007 between the Corporation, JLL Partners Fund V, L.P., including the payment of any paid-in-kind dividends paid by the Corporation in respect of the Class I Preferred Shares, Series C issued thereunder, shall not be or shall be deemed not to constitute a Change in Control”.

2.	Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

3.	Governing Law

This Agreement shall in all respects be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in that province, and the parties hereby irrevocably attorn to the non-exclusive jurisdiction of the courts of such province.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

PATHEON INC.

By:
Peter A.W. Green
Chairman

By:
[ ]

SCHEDULE E

LEGEND

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE AUGUST 21, 2007 [4 months and 1 day after the date of issue].

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SAID ACT .”

SCHEDULE F

CERTIFICATE FOR LEGEND REMOVAL

TO:	Computershare Investor Services Inc.

as registrar and transfer agent for Common Shares of Patheon Inc.

The undersigned:

•

acknowledges that the sale of the securities of Patheon Inc. to which this declaration relates is being made in reliance on Rule 904 of Regulation S (“Regulation S”) under the United States U.S. Securities Act of 1933, as amended (the “1933 Act”), and

•	certifies that:

1.	it is not an affiliate of Patheon Inc. (as defined in Rule 405 under the 1933 Act);

2.	the offer of the securities was not made to a person in the United States and either (A) at the time the buy order was originated, the buyer was outside the United States, or the seller and any person acting on its behalf reasonably believe that the buyer was outside the United States, or (B) the transaction was executed on or through the facilities of the Toronto Stock Exchange or any other designated offshore securities market, and neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States; and

3.	neither the seller nor any affiliate of the seller nor any person acting on any of their behalves has engaged or will engage in any “directed selling efforts” (as such term is defined in Regulation S) in the United States in connection with the offer and sale of the securities.

Unless otherwise indicated, terms used in this declaration have the meanings given to them in Regulation S.

Dated:	By:
Name:
Title: